                                                                  Exhibit (d)(1)

--------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                            KONINKLIJKE AHOLD N.V.,

                            SNOW ACQUISITION, INC.

                                      AND

                               U.S. FOODSERVICE

                           Dated as of March 7, 2000

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

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ARTICLE I  DEFINITIONS......................................................................     2

     Section 1.1  Definitions...............................................................     2

ARTICLE II  THE OFFER.......................................................................     7

     Section 2.1  The Offer.................................................................     7
     Section 2.2  Company Actions...........................................................     9
     Section 2.3  Composition of the Board of Directors.....................................    10

ARTICLE III  THE MERGER.....................................................................    11

     Section 3.1  The Merger................................................................    11
     Section 3.2  Conversion of Stock.......................................................    12
     Section 3.3  Dissenting Stock..........................................................    12
     Section 3.4  Surrender of Certificates.................................................    13
     Section 3.5  Payment...................................................................    14
     Section 3.6  No Further Rights of Transfers............................................    14
     Section 3.7  Stock Option and Other Plans..............................................    15
     Section 3.8  Treatment of Warrants.....................................................    16
     Section 3.9  Certificate of Incorporation of the Surviving Corporation.................    16
     Section 3.10 By-laws of the Surviving Corporation......................................    16
     Section 3.11 Directors and Officers of the Surviving Corporation.......................    17
     Section 3.12 Closing...................................................................    17
     Section 3.13 Withholding Rights........................................................    17

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................    17

     Section 4.   Representations and Warranties of the Company.............................    17
     Section 4.1  Due Organization, Good Standing and Corporate Power.......................    17
     Section 4.2  Authorization and Validity of this Agreement..............................    18
     Section 4.3  Capitalization............................................................    18
     Section 4.4  Consents and Approvals;  No Violations....................................    20
     Section 4.5  Company Reports and Financial Statements..................................    21
     Section 4.6  Absence of Certain Changes................................................    21
     Section 4.7  Title to Properties;  Encumbrances........................................    22
     Section 4.8  Compliance with Laws......................................................    22
     Section 4.9  Litigation................................................................    22
     Section 4.10 Employee Benefit Plans....................................................    23
     Section 4.11 Employment Relations and Agreements.......................................    24
     Section 4.12 Taxes.....................................................................    25
             (a)  Tax Returns...............................................................    25
             (b)  Payment of Taxes..........................................................    25

                                      (i)

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             (c)   Other Tax Matters........................................................    25
     Section 4.13  Liabilities..............................................................    26
     Section 4.14  Intellectual Property....................................................    27
     Section 4.15  Proxy Statement; Offer Documents and Schedule 14D-9......................    28
     Section 4.16  Broker's or Finder's Fee.................................................    28
     Section 4.17  Certain Contracts and Arrangements.......................................    29
     Section 4.18  Environmental Laws and Regulations.......................................    30
     Section 4.19  State Takeover Statutes..................................................    31
     Section 4.20  Voting Requirements......................................................    32
     Section 4.21  Rights Agreement.........................................................    32
     Section 4.22  Opinion of Financial Advisor.............................................    32
     Section 4.23  BT Common Stock Purchase Warrant.........................................    32

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.................................    32

     Section 5.1  Due Organization, Good Standing and Corporate Power.......................    32
     Section 5.2  Authorization and Validity of Agreement...................................    33
     Section 5.3  Consents and Approvals;  No Violations....................................    33
     Section 5.4  Offer Documents, Schedule 14D-9 and Proxy Statement.......................    34
     Section 5.5  Broker's or Finder's Fee..................................................    34
     Section 5.6  Sub's Operations..........................................................    34
     Section 5.7  Funds.....................................................................    34
     Section 5.8  Vote/Approval Required....................................................    35

ARTICLE VI  TRANSACTIONS PRIOR TO CLOSING DATE..............................................    35

     Section 6.1  Access to Information Concerning Properties and Records...................    35
     Section 6.2  Confidentiality...........................................................    35
     Section 6.3  Conduct of the Business of the Company Pending the Closing Date...........    35
     Section 6.4  Company Stockholders' Meeting; Preparation of Proxy Statement;
                     Short Form Merger......................................................    39
     Section 6.5  Commercially Reasonable Efforts...........................................    40
     Section 6.6  No Solicitation of Other Offers...........................................    40
     Section 6.7  Notification of Certain Matters...........................................    42
     Section 6.8  Governmental Approvals....................................................    43
     Section 6.9  Employee Benefits.........................................................    44
     Section 6.10 Directors' and Officers' Insurance........................................    45
     Section 6.11 Rights Agreement..........................................................    48
     Section 6.12 Public Announcements......................................................    48

ARTICLE VII  CONDITIONS PRECEDENT...........................................................    48

     Section 7.1  Conditions Precedent to Each Party's Obligation to Effect the Merger......    48
          (a)     Approval of Company's Stockholders........................................    48
          (b)     Injunction................................................................    49
          (c)     Statutes..................................................................    49
          (d)     Consummation of the Offer.................................................    49

                                     (ii)

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ARTICLE VIII  TERMINATION AND ABANDONMENT...................................................    49

     Section 8.1  Termination...............................................................    49
     Section 8.2  Effect of Termination.....................................................    51

ARTICLE IX  MISCELLANEOUS...................................................................    52

     Section 9.1  Fees and Expenses.........................................................    52
     Section 9.2  Representations and Warranties............................................    52
     Section 9.3  Extension; Waiver.........................................................    53
     Section 9.4  Notices...................................................................    53
     Section 9.5  Entire Agreement..........................................................    54
     Section 9.6  Binding Effect; Benefit; Assignment.......................................    54
     Section 9.7  Amendment and Modification................................................    54
     Section 9.8  Further Actions...........................................................    54
     Section 9.9  Headings..................................................................    55
     Section 9.10 Counterparts..............................................................    55
     Section 9.11 APPLICABLE LAW............................................................    55
     Section 9.12 Severability..............................................................    55
     Section 9.13 Interpretation............................................................    55
     Section 9.14 Specific Enforcement......................................................    56
     Section 9.15 Waiver of Jury Trial......................................................    56

Annexes:
-------

     Annex A - Conditions

                                     (iii)

                         AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of March 7, 2000 (this

"Agreement"), by and among KONINKLIJKE AHOLD N.V., a company organized under the
----------
laws of The Netherlands ("Parent"), SNOW ACQUISITION, INC., a company organized
                          ------
under the laws of Delaware and an indirect wholly-owned subsidiary of Parent ("Sub"), and U.S. FOODSERVICE, a company organized under the laws of Delaware
 ----
(the "Company").
      -------

                             W I T N E S S E T H:
                             - - - - - - - - - -

          WHEREAS, each of the Supervisory Board and the Executive Board of Parent and the respective Boards of Directors of Sub and the Company have approved the acquisition of the Company by Parent;

          WHEREAS, in order to consummate such acquisition, each of the Supervisory Board and the Executive Board of Parent and the respective Boards of Directors of Sub and the Company have approved this Agreement;

          WHEREAS, in contemplation of such acquisition, it is proposed that Sub will make a tender offer (the "Offer") to purchase, subject to the terms and
                               -----
conditions of this Agreement, any and all of the issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company
                                                 ------------
(including the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Rights" and, together with the Common Stock, the "Shares") issued
             ------                                            ------
pursuant to the Amended and Restated Rights Agreement, dated as of October 4, 1999, by and between the Company and ChaseMellon Shareholder Services, L.L.C. (the "Rights Agreement")), at a price of $26.00 per share net to the seller in
       ----------------
cash (the "Offer Price"); and
           -----------

          WHEREAS, the Board of Directors of the Company (i) has unanimously determined that the Offer and the Merger are fair to, and in the best interest of, the Company and the holders of Common Stock, and has declared that the Offer and the Merger are advisable, (ii) has unanimously approved the Offer and the Merger and (iii) has unanimously resolved to recommend that the holders of Common Stock accept the Offer and tender the Shares pursuant to the Offer and that the stockholders of the Company adopt this Agreement;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties intending to be legally bound, hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

          Section 1.1    Definitions. When used in this Agreement, the following
                         -----------
terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

          "Acquisition Proposal" shall have the meaning set forth in Section 6.6(a).

          "Affected Employee" shall have the meaning set forth in Section
6.9(c).

          "Affiliate" of any Person shall mean any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided
                                                                       --------
that, for the purposes of this definition, "control" (including with correlative
----
meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

          "Agreement" shall have the meaning set forth in the preamble hereto.

          "Antitrust Authorities" shall mean the Federal Trade Commission, the Antitrust Division, the attorneys general of the several states of the United States and any other governmental authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

          "Antitrust Law" shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

          "BT Common Stock Purchase Warrant" shall mean that certain common stock purchase warrant, dated December 23, 1997, issued to Bankers Trust New York Corporation, representing the right to initially purchase 70,697 shares of Common Stock at an initial exercise purchase price of $13.18696 per share of Common Stock (the "BT Common Stock Purchase Warrant Exercise Price").

          "BT Common Stock Purchase Warrant Exercise Price" shall have the meaning provided in the definition of BT Common Stock Purchase Warrant.

          "Business Day" shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

          "Cash Payment" shall have the meaning set forth in Section 3.7(b).

          "Certificate of Merger" shall have the meaning set forth in Section 3.1(a).

          "Certificates" shall have the meaning set forth in Section 3.4(a).

          "Claims" shall have the meaning set forth in Section 4.18.

          "Closing" shall have the meaning set forth in Section 3.12.

          "Closing Date" shall have the meaning set forth in Section 3.12.

          "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations and the rulings issued thereunder.

          "Commission" shall mean the Securities and Exchange Commission.

          "Commission Filings" shall have the meaning set forth in Section 4.5.

          "Common Stock" shall have the meaning set forth in third recital hereto.

          "Company" shall have the meaning set forth in the preamble hereto.

          "Company Account Balances" shall have the meaning set forth in Section 4.3.

          "Company Deferred Compensation Plan" shall have the meaning set forth in Section 4.3.

          "Company Disclosure Letter" shall have the meaning set forth in the preamble to Section 4.

          "Company Property" shall have the meaning set forth in Section 4.18.

          "Company Restricted Unit Plan" shall have the meaning set forth in
Section 3.7(a).

          "Company RVP SERP" shall have the meaning set forth in Section 3.7(a).

          "Company SERP" shall have the meaning set forth in Section 3.7(a).

          "Company Stock Options" shall have the meaning set forth in Section
4.3.

          "Company Stock Option Plans" shall have the meaning set forth in
Section 4.3.

          "Company Stock Purchase Plan" shall have the meaning set forth in
Section 3.7(c).

          "Company Stock Units" shall have the meaning set forth in Section 4.3.

          "Company Stock Unit Plans" shall have the meaning set forth in Section 3.7(a).

          "Completed Commission Filings" shall have the meaning set forth in
Section 4.13.

          "Confidentiality Agreement" shall have the meaning set forth in
Section 6.2.

          "Continuing Director" shall have the meaning set forth in Section 2.3(c).

          "contracts" shall have the meaning set forth in Section 4.17.

          "DGCL" shall have the meaning set forth in Section 2.2(a).

          "Dissenting Stockholders" shall have the meaning set forth in Section 3.3.

          "Effective Time" shall have the meaning set forth in Section 3.1(a).

          "Employee Benefit Plans" shall have the meaning set forth in Section 4.10(a).

          "Environmental Claims" shall have the meaning set forth in Section
4.18.

          "Environmental Law" shall have the meaning set forth in Section 4.18.

          "ERISA" shall have the meaning set forth in Section 4.10(a).

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Excluded Contract" shall have the meaning set forth in Section 4.17.

          "Former Company Property" shall have the meaning set forth in Section 4.18.

          "GAAP" shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

          "Governmental Entity" shall have the meaning set forth in Section 4.4(b).

          "Hazardous Materials" shall have the meaning set forth in Section
4.18.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnified Parties" shall have the meaning set forth in Section 6.10(c).

          "Intellectual Property" shall mean all patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights and applications for registration thereof, internet domain names, inventions, corporate and business names, trade names, trade dress, brand names, know how, formulae and recipes, methods, designs, processes, procedures and improvements and refinements thereof, technology, source codes, object codes, computer software programs, databases, technology, and other proprietary information or material.

          "Insured Parties" shall have the meaning set forth in Section 6.10(b).

          "Knowledge" shall mean the knowledge of any Person set forth in
Schedule 1.1 of the Company Disclosure Letter.

          "Letter of Transmittal" shall have the meaning set forth in Section 2.1(b).

          "Lien" shall have the meaning set forth in Section 4.3.

          "Material Adverse Effect", with respect to any Person, shall mean any event, change, occurrence, effect, fact or circumstance (or, in the case of Section 4.6, any event, change, occurrence, development of a state of facts or circumstances) which has, or which would reasonably be expected to have, a material adverse effect on (i) the ability of such Person to perform its obligations under this Agreement, or to consummate the transactions contemplated hereby without material delay or (ii) the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, other than any event, change, occurrence, effect, fact or circumstance (or, in the case of Section 4.6, any event, change, occurrence, development of a state of facts or circumstances) relating to (x) the economy or securities markets in general, (y) the industries in which such Person operates (which, in the case of the Company and its Subsidiaries, is the broadline foodservice distribution business) and not specifically relating to such Person and (z) the performance by such Person of the obligations under this Agreement or the transactions contemplated hereby.

          "Material Contracts" shall have the meaning set forth in Section 4.17.

          "Material Inventory Contracts" shall have the meaning provided in
Section 4.17.

          "Merger" shall have the meaning set forth in Section 3.1(b).

          "Merger Consideration" shall have the meaning set forth in Section 3.2(a).

          "Minimum Condition" shall have the meaning set forth in Annex A.

          "Multiemployer Plan" shall have the meaning set forth in Section 4.10(b).

          "NLRB" shall have the meaning set forth in Section 4.11.

          "Offer" shall have the meaning set forth in the third recital hereto.

          "Offer Documents" shall have the meaning set forth in Section 2.1(b).

          "Offer to Purchase" shall have the meaning set forth in Section
2.1(b).

          "Offer Price" shall have the meaning set forth in the third recital hereto.

          "Other Acquisition Documentation" shall have the meaning set forth in
Section 6.6(b).

          "Parent" shall have the meaning set forth in the preamble hereto.

          "Parent Designees" shall have the meaning set forth in Section 2.3(a).

          "Paying Agent" shall have the meaning set forth in Section 3.4(a).

          "Payment Fund" shall have the meaning set forth in Section 3.5.

          "Permits" shall have the meaning set forth in Section 4.8(b).

          "Permitted Investments" shall have the meaning set forth in Section
3.5.

          "Person" shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a government or other department or agency thereof.

          "Pre-Closing Period" shall have the meaning set forth in Section 4.12(b).

          "Proxy Statement" shall have the meaning set forth in Section 6.4(b).

          "Release" shall have the meaning set forth in Section 4.18.

          "Returns" shall have the meaning set forth in Section 4.12(a).

          "Rights" shall have the meaning set forth in the third recital hereto.

          "Rights Agreement" shall have the meaning set forth in the third recital hereto.

          "Schedule 14D-9" shall have the meaning set forth in Section 2.2(c).

          "Schedule TO" shall have the meaning set forth in Section 2.1(b).

          "Shares" shall have the meaning set forth in the third recital hereto.

          "Stockholders' Meeting" shall have the meaning set forth in Section 6.4(a).

          "Sub" shall have the meaning set forth in the preamble hereto.

          "Subsidiary", with respect to any Person, shall mean and include (x) any partnership of which such Person or any of its Subsidiaries is a general partner or (y) any other entity in which such Person or any of its Subsidiaries owns or has the power to vote more than fifty percent (50%) of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

          "Superior Proposal" shall have the meaning set forth in Section
6.6(a).

          "Surviving Corporation" shall have the meaning set forth in Section 3.1(b).

          "Taxes" shall have the meaning set forth in Section 4.12(a).

          "Tender Offer Conditions" shall have the meaning set forth in Section 2.1(a).

          "Termination Date" shall have the meaning set forth in Section 8.1(b)(ii).

          "WARN" shall have the meaning set forth in Section 4.11.

                                  ARTICLE II

                                   THE OFFER
                                   ---------

          Section 2.1    The Offer. (a) Provided that this Agreement shall not
                         ---------
have been terminated in accordance with Article VIII hereof and so long as none of the events set forth on Annex A hereto (the "Tender Offer Conditions") shall
                           -------              -----------------------
have occurred and are continuing, on the fifth Business Day after the date of this Agreement Sub shall, and Parent shall cause Sub to, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer at the Offer Price. The obligation of Sub to accept for payment and to pay for any Shares tendered shall be subject only to the Tender Offer Conditions. Subject to the proviso set forth in the immediately succeeding sentence and the obligations of Parent and Sub to extend the Offer under certain circumstances as set forth in this Section 2.1(a), the Tender Offer Conditions are for the sole benefit of Parent and Sub and may be asserted by Parent and Sub regardless of the circumstances giving rise to any such Tender Offer Conditions. Parent and Sub expressly reserve the right to modify the terms of the Offer, including, without limitation, to extend the Offer beyond any scheduled expiration date or waive any Tender Offer Condition; provided, however, that neither Parent nor Sub
                            --------  -------
shall, without the prior written consent of the Company, (i) reduce the number of Shares to be purchased pursuant to the Offer, (ii) reduce the Offer Price,
(iii) impose any additional conditions to the Offer, (iv) change the form of consideration payable in the Offer, (v) make any change to the terms of the Offer which is adverse in any manner to the holders of the Shares, (vi) extend the expiration date of the Offer beyond the twentieth (20/th/) Business Day after commencement of the Offer except (A) as required by applicable law, (B) as specified below in the sixth sentence of this Section 2.1(a) or (C) that if any condition to the Offer has not been satisfied or waived, Sub may, in its sole discretion, extend the expiration date of the Offer from time to time for one or more periods not exceeding, in each case, ten (10) Business Days, unless Parent reasonably believes that such condition is not capable of being satisfied within such time, in which case Sub may extend the expiration date of the Offer for a period up to twenty (20) Business Days, but in no event later than the Termination Date, (vii) waive the Minimum Condition, (viii) waive the Tender Offer Condition relating to the expiration of the waiting period under the HSR Act or the Tender Offer Conditions set forth in clause (iii)(a) or (iii)(b) of Annex A unless Sub shall pay for all Shares validly tendered and not withdrawn promptly following Sub's acceptance for payment of such Shares, or (ix) waive the Tender Offer Condition set forth in clause (iii)(f) of Annex A; provided,
                                                                    --------
however, that the Offer may be extended so as to comply with applicable rules
-------
and regulations of the Commission or the staff thereof, unless the reason for such extension is the result of a material breach of this Agreement by Parent or Sub. Assuming prior satisfaction or waiver of the Tender Offer Conditions, Parent shall provide funds to Sub and Sub shall, as soon as legally permissible after the commencement thereof, accept for payment and pay for, in accordance with the terms of the Offer, the Shares which have been validly tendered and not withdrawn at or prior to the expiration of the Offer. If, on any expiration date of the Offer, more than 80% but less than 90% of the Shares have been validly tendered and not withdrawn, Sub may, without the consent of the Company, extend the Offer for up to ten (10) Business Days in the aggregate notwithstanding that all conditions to the Offer have been satisfied, so long as Sub irrevocably waives the continued satisfaction of any of the Tender Offer Conditions, other than (x) the Minimum Condition, (y) the condition contained in clause (iii)(f) of Annex A, to the extent this Agreement is terminated pursuant to Section 8.1(a), 8.1(b)(i), 8.1(c), 8.1(d)(iii) or 8.1(d)(iv) or (z) any of
the Tender Offer Conditions set forth in clause (iii)(a) or (iii)(b) of Annex A, but only to the extent that the failure of such condition is due to an event making it illegal to purchase Shares pursuant to the Offer. If, on any scheduled expiration date of the Offer, the Offer would have expired due to the failure to satisfy (w) any of the Tender Offer Conditions set forth in clause (iii)(a),
(iii)(b) or (iii)(c) of Annex A, (x) the Tender Offer Condition relating to the expiration of the waiting period under the HSR Act or (y) the Minimum Condition, Parent shall, at the request of the Company, cause Sub to extend the expiration date of the Offer (A) in the case of clause (w) or (x), from time to time for one or more periods not exceeding, in each case, ten (10) Business Days, but in no event later than the Termination Date and (B) in the case of clause (y), for one or more periods not exceeding, in the aggregate, twenty (20) Business Days, but in no event later than the Termination Date, unless Parent, in each case, reasonably believes at such time that such Tender Offer Condition is not capable of being satisfied. In addition, notwithstanding anything in this Section 2.1(a) to the contrary, if the Company shall have affirmatively announced to the stockholders of the Company a neutral position with respect to an Acquisition Proposal, Parent shall, at the request of the Company, cause Sub to extend the expiration date of the Offer to ten (10) Business Days after the date of initial announcement of such neutral position.

          (b) As soon as reasonably practicable on the date the Offer is commenced, Parent and Sub shall file with the Commission a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain
     -----------
(included as an exhibit) or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and the related letter of transmittal (the "Letter of
      -----------------                                               ---------
Transmittal") and summary advertisement, as well as all other information and
-----------
exhibits required by law (which Schedule TO, Offer to Purchase, Letter of Transmittal, summary advertisement and such other information and exhibits, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). The Company and its counsel shall be
                     ---------------
given reasonable opportunity to review and comment upon the Schedule TO prior to its filing with the Commission. The Schedule TO shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and the date first published, sent or given to the holders of the Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to any information supplied by the Company in writing for inclusion in the Schedule TO. Each of Parent and Sub, on the one hand, and the Company, on the other hand, agrees to promptly correct any information provided by it for use in the Offer Documents that shall be, or have become, false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the Commission and the other Offer Documents as so corrected to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Sub agrees to provide the Company and its counsel with information with respect to any oral comments and copies of any written comments Parent and Sub or their counsel may receive from the Commission or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate in the response of Parent or Sub to such comments, including by participating with Parent and Sub or their counsel in any discussions with the Commission or its staff.

          Section 2.2    Company Actions. The Company hereby consents to the
                         ---------------
Offer and the Merger and represents and warrants that:

          (a) its Board of Directors (at a meeting duly called and held) has, by unanimous vote, (i) determined that each of the Offer and the Merger is fair to, and in the best interest of, the holders of Common Stock, (ii) declared that the Offer and the Merger are advisable, (iii) approved the Offer and the Merger and approved this Agreement in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), (iv) recommended acceptance of the Offer
                              ----
and adoption of this Agreement by the stockholders of the Company, and (v) taken all other action necessary to render Section 203 of the DGCL inapplicable to the Offer and the Merger.

          (b) Goldman, Sachs & Co. has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the holders of Shares, other than Parent and any direct or indirect subsidiary of Parent (including Sub), pursuant to the Offer and the Merger is fair to such holders of Common Stock from a financial point of view, subject to the assumptions and qualifications contained in such opinion and a complete and correct copy of such opinion has been, or promptly upon receipt thereof will be, made available to Parent.

          (c) The Company shall file with the Commission, as soon as practicable on the date of the commencement of the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule l4D-9"), containing the
                                         --------------
recommendations referred to in clause (a)(iv) of this Section 2.2 and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act. Parent and Sub and their counsel shall be given reasonable opportunity to review and comment upon the Schedule l4D-9 prior to its filing with the Commission. The
Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the holders of the Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub in writing for inclusion in the
Schedule 14D-9. Each of the Company, on the one hand, and Parent and Sub, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that the Schedule 14D-9 shall be, or have become false or misleading in any material respect; and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Parent and its counsel with information with respect to any oral comments and copies of any written comments the Company or its counsel may receive from the Commission or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate in the response of the Company to such comments, including by participating with the Company and its counsel in any discussions with the Commission or its staff.

          (d) In connection with the Offer, the Company shall promptly furnish Sub with mailing labels, security position listings and any available listing or computer list containing the names and addresses of the record holders of Common Stock as of the most recent practicable date and shall furnish Sub with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Sub or its agents may reasonably request in communicating the Offer to the holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Sub shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, shall deliver to the Company all copies of such information in their possession.

          (e) The Company represents and warrants that it has been advised that each of its directors and executive officers intends to tender pursuant to the Offer all Common Stock owned of record and beneficially by him or her except to the extent such tender would violate applicable securities laws.

          Section 2.3    Composition of the Board of Directors. (a)  Promptly
                         -------------------------------------
upon the acceptance for payment of, and payment by Sub for, Shares equal to at least a majority of the outstanding shares of Common Stock pursuant to the terms of the Offer, Sub shall be entitled to designate up to such number of directors ("Parent Designees") on the Board of Directors of the Company, rounded up to the
  ----------------
next whole number, as will give Sub, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock beneficially owned by Sub and Parent and the denominator of which shall be the number of shares of Common Stock then issued and outstanding, and the Company shall, at such time, use commercially reasonable efforts to take any and all such action necessary to cause Parent Designees to be appointed to the Board of Directors of the Company (including using its commercially reasonable efforts to cause relevant directors to resign and/or increasing the size of the Board of Directors of the Company (subject to the limitations set forth in the Company's Certificate of Incorporation and the Company's By-laws)). Subject to applicable law, the Company shall take all action required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to effect the election of such Parent Designees, including (i) mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder or (ii) including such information in the Schedule 14D-9 filed with the Commission and distributed to the stockholders of the Company, and the Company agrees to make such mailing so long as Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees. Parent and Sub shall be solely responsible for any information with respect to either of them and their nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1. At the Effective Time, the Company, if so requested, shall use its reasonable best efforts to cause Persons designated by Sub to constitute the same percentage of each committee of its Board of Directors, each Board of Directors of each material Subsidiary and each committee of each such Board of Directors (in each case to the extent of the Company's ability to elect such Persons).

          (b) The provisions of Section 2.3(a) are in addition to and shall not limit any rights which Parent, Sub or any of their respective Affiliates may have as a holder or beneficial owner of Common Stock as a matter of applicable law with respect to the election of directors or otherwise.

          (c) Notwithstanding the provisions of this Section 2.3, the parties hereto shall use their respective commercially reasonable efforts to ensure that at least three (3) of the members of the Board of Directors shall, at all times prior to the Effective Time, be Persons who are directors of the Company on the date hereof (the "Continuing Directors"), provided that, if there shall be in
                  --------------------    --------
office less than three (3) Continuing Directors, the Board of Directors may cause the Person designated by the remaining Continuing Director or Continuing Directors to fill such vacancy and such Person shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate three (3) Persons to fill such vacancies who will not be officers, employees or Affiliates of the Company or Parent and such Persons shall be deemed to be Continuing Directors for all purposes of this Agreement; provided,
                                                                      --------
further, that Parent, Sub and the Parent Designees shall take no action prior to
-------
the Effective Time to remove any Continuing Director. Following the election or appointment of Sub's designees pursuant to this Section 2.3 and prior to the Effective Time, any amendment or modification of this Agreement, the Company's Certificate of Incorporation or the Company's By-laws, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent and Sub or waiver of any of the Company's rights hereunder, and any other consent or action by the Company hereunder, shall be effected only if there are in office one or more Continuing Directors and such action is approved by a majority of the Continuing Directors.

                                  ARTICLE III

                                  THE MERGER
                                  ----------

          Section 3.1    The Merger. (a) Upon the terms and subject to the
                         ----------
conditions of this Agreement, at the Closing, a certificate of merger or, if applicable, a certificate of ownership and merger (the "Certificate of Merger")
                                                        ---------------------
shall be duly prepared, executed and acknowledged by Sub and the Company in accordance with the DGCL and shall be filed with the Secretary of State of

Delaware as provided in the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time reflected in such Certificate of Merger as shall be agreed to by Parent and the Company). The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."
     --------------

          (b) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Sub shall be merged with and into the Company (the "Merger") and the separate corporate
                                       ------
existence of Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving
                                                          ---------
Corporation").
-----------

          (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259(a) of the DGCL.

          Section 3.2    Conversion of Stock. At the Effective Time:
                         -------------------

          (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares of Common Stock which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any Subsidiary of Parent (including Sub), all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto and
(ii) shares of Common Stock held by Dissenting Stockholders) and all rights in respect thereof shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to the Offer Price (the "Merger Consideration"); and
                  --------------------

          (b) Each share of common stock, par value $0.01 per share, of Sub then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

          Section 3.3    Dissenting Stock. Notwithstanding anything contained in
                         ----------------
this Agreement to the contrary but only to the extent required by the DGCL, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Common Stock who comply with all the provisions of the DGCL concerning the right of holders of Common Stock to demand appraisal of their shares of Common Stock in connection with the Merger (such holders, "Dissenting Stockholders"), shall not be converted into the right to
          -----------------------
receive the Merger Consideration but shall only become the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to the law of the State of Delaware; provided, however, that if any
                                              --------  -------
Dissenting Stockholder who demands appraisal of such holder's shares of Common Stock under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time, or the occurrence of such event, whichever occurs later, such holder's shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, and such holder shall no longer be a Dissenting Stockholder. The Company shall give Parent and Sub (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Parent, settle or offer to settle any demand.

          Section 3.4    Surrender of Certificates. (a) Prior to the Effective
                         -------------------------
Time, Parent shall designate a bank or trust company located in the United States to act as paying agent which shall be reasonably satisfactory to the Company (the "Paying Agent") to receive funds in trust in order to make the
              ------------
payments contemplated by Section 3.2(a). As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail and/or make available to each holder of a certificate theretofore evidencing shares of Common Stock (other than those which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including
Sub)) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "Certificates") in exchange for
                                                ------------
the Merger Consideration deliverable in respect thereof pursuant to this Article
III. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person entitled thereto the product of the Merger Consideration and the number of shares of Common Stock represented by such Certificates. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article III. No interest shall be paid or accrued in respect of such cash payments.

          (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III; provided that the Person to whom the Merger Consideration is paid shall, as
     -------- ----
a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

          Section 3.5    Payment. Concurrently with or immediately prior to the
                         -------
Effective Time, Parent shall deposit or cause to be deposited in trust with the Paying Agent, for the benefit of holders of Shares, cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock which are held by any wholly-owned Subsidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including
Sub) or a Person known at the time of such deposit to be a Dissenting Stockholder) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the
                    ------------
Paying Agent as directed by Sub in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper of an issuer organized under the laws of a state of the United States rated of the highest quality by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a United States commercial bank having at least $1,000,000,000 in assets (collectively, "Permitted Investments") or in money market funds which
                       ---------------------
are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Sub as and when requested by Sub. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 3.2(a) hereof out of the Payment Fund. The Payment Fund shall not be used for any other purpose. Promptly following the date which is one hundred and eighty
(180) days after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

          Section 3.6    No Further Rights of Transfers. At and after the
                         ------------------------------
Effective Time, each holder of Common Stock shall cease to have any rights as a stockholder of the Company, except as otherwise required by applicable law and except for, in the case of a holder of a Certificate (other than shares of Common Stock to be canceled pursuant to Section 3.2(a) hereof or held by Dissenting Stockholders), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a Dissenting Stockholder, to perfect his or her right to receive payment for his or her shares pursuant to the law of the State of Delaware if such holder has validly perfected and not withdrawn or otherwise lost his or her right to receive payment for his or her shares, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be canceled and exchanged for cash as provided in this Article III. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Common Stock shall be closed.

          Section 3.7  Stock Option and Other Plans.  (a)  At the Effective
                       ----------------------------
Time: (i) all account balances under the Company Stock Unit Plans (as hereinafter defined in this Section 3.7) shall become immediately vested; and
(ii) each Company Stock Unit (as defined in Section 4.3) and Company Account Balance (as defined in Section 4.3) that represents the right to receive shares of Common Stock shall be converted into the right to receive an amount, in cash, equal to the Merger Consideration, multiplied by the number of shares of Common Stock subject to such Company Stock Unit or Company Account Balance. Within fifteen (15) days following the date on which the Effective Time occurred: (x) the outstanding balance in the account of each participant in the Company Restricted Unit Plan (as amended, the "Company Restricted Unit Plan") shall be
                                       ----------------------------
distributed to such participant in a single lump sum in cash; (y) the outstanding balance in the account of each participant in the Company Supplemental Executive Retirement Plan, dated as of July 1, 1998 (as amended, the "Company SERP") shall be distributed to such participant in a single lump
     ------------
sum in cash; and (z) the outstanding balance in the account of each participant in the Company Supplemental Executive Retirement Plan for Regional Vice Presidents, dated as of January 1, 1999 (as amended, the "Company RVP SERP" and,
                                                          ----------------
together with the Company Restricted Unit Plan and the Company SERP, the

"Company Stock Unit Plans") shall be distributed to such participant in a single
-------------------------
lump sum in cash. The outstanding balance in the account of each participant in the Company Deferred Compensation Plan (as defined in Section 4.3) shall be distributed to such participant in a single lump sum in cash within fifteen (15) days following the date on which the Effective Time occurred. The Company SERP and the Company RVP SERP shall be amended (with participant consent, as necessary) prior to the Effective Time to permit the treatment of account balances thereunder as set forth above.

          (b) As of the Effective Time, each outstanding Company Stock Option (as defined in Section 4.3), both vested and unvested, shall be canceled and the holder thereof shall receive, as soon as practicable following the Effective Time (but not later than ten (10) days after the date on which the Effective Time occurred), an amount, in cash, equal to (i) the number of shares of Common Stock subject to the Company Stock Option multiplied by (ii) the amount, if any, by which the Merger Consideration exceeds the per share exercise price specified in such Company Stock Option (the "Cash Payment").

          (c) As of the date hereof, all payroll deductions under the Company Employee Stock Purchase Plan (as amended, the "Company Stock Purchase Plan")
                                               ---------------------------
shall cease. Otherwise, the Company Stock Purchase Plan shall continue to be administered in accordance with its terms; provided, however, that each right
                                           --------  -------
outstanding under such plan as of the next "Investment Date" (as such term is defined in the Company Stock Purchase Plan) subsequent to the date hereof shall be treated as follows: as of the Effective Time, each such right shall be canceled and the holder thereof shall receive, as soon as practicable following the Effective Time (but not later than ten (10) days after the date on which the Effective Time occurred), an amount, in cash, equal to (i) the number of shares of Common Stock subject to it, multiplied by (ii) the Merger Consideration.

          (d) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall take all reasonable actions to (i) (A) provide for the cancellation, effective at the Effective Time, subject to the Cash Payment being made, of all Company Stock Options or
(B) provide that upon exercise of any Company Stock Options the holder thereof shall only be entitled to receive the Cash Payment, (ii) provide for the cancellation, effective at the Effective Time, subject to the payments provided for in paragraph (a) or (c) of this Section 3.7 being made, of all Company Stock Purchase Plan rights, Company Stock Units and Company Account Balances, (iii) terminate, as of the Effective Time, the Company Stock Option Plans, the Company Stock Unit Plans, the Company Stock Purchase Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Affiliate thereof and (iv) amend, as of the Effective Time, the provisions of the Company Deferred Compensation Plan and any other Employee Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any such Affiliate, or any interest in respect of any capital stock of the Company or any such Affiliate, to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Company or any such Affiliate or any interest in the capital stock of the Company or any such Affiliate. Except as otherwise contemplated herein, any outstanding stock appreciation rights or limited stock appreciation rights issued by the Company or any Affiliate of the Company shall be canceled immediately prior to the Effective Time without any payment therefor. The Company shall take all steps to ensure that, except as contemplated herein, neither it nor any of its Affiliates is or will be bound by any Company Stock Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its Affiliates, to own any capital stock of the Company or any of its Subsidiaries or to receive any payment in respect thereof.

          Section 3.8 Treatment of Warrants.  At the Effective Time, by virtue
                      ---------------------
of the Merger and without any action on the part of the holders thereof, the BT Common Stock Purchase Warrant shall no longer be convertible into shares of Common Stock but shall be converted, in accordance with Section 3.1 of the BT Common Stock Purchase Warrant, only into the right to receive an amount equal to the amount required to be paid pursuant to such Section 3.1.

          Section 3.9  Certificate of Incorporation of the Surviving
                       ---------------------------------------------
Corporation.  The Restated Certificate of Incorporation of the Company, as
-----------
amended, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and shall be amended following the Merger so that (x) Article 4 thereof reads in its entirety as follows: "The total number of shares of Common Stock which the Corporation has authority to issue is 1,000 shares of Common Stock, par value one cent ($0.01) per share" and (y) Article 9 thereof reads in its entirety as follows: "The business of the Corporation shall be managed under the direction of the Board except as otherwise provided by law. The number and qualifications of the directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-laws. Election of the directors of the Corporation need not be by written ballot unless the By-laws of the Corporation shall so provide".

          Section 3.10 By-laws of the Surviving Corporation.  The Amended and
                       ------------------------------------
Restated By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, and shall be amended immediately prior to the Effective Time by the Company so that Article III,
Section 1 reads in its entirety as follows: "Section 1. Number.  The Board of
                                             ---------- -------
Directors shall consist of four (4) persons as of the Effective Time (as such term is defined in the Agreement and Plan of Merger dated as of March 7, 2000 by and among the Corporation, Koninklijke Ahold N.V. and Snow Acquisition, Inc.). The number of directors of the Corporation may be changed by a resolution passed by a majority of the whole Board of Directors or by a vote of the holders of record of at least a majority of the shares of common stock of the Corporation, issued and outstanding and entitled to vote. Directors of the Corporation shall hold office until the next annual election and until their successors shall have been elected and shall have qualified, unless sooner displaced".

          Section 3.11  Directors and Officers of the Surviving Corporation. At
                        ---------------------------------------------------
the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

          Section 3.12  Closing.  Unless this Agreement shall have been
                        -------
terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of all of the conditions set forth in Article VII, the closing of the Merger (the "Closing") shall take place at 10:00 A.M. at the offices of White & Case LLP,
 -------
1155 Avenue of the Americas, New York, New York 10036 as soon as practicable, but in any event within three (3) Business Days after the last of the conditions set forth in Article VII hereof is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the parties hereto shall agree in writing. Such date is herein referred to as the "Closing Date".
                    ------------

          Section 3.13  Withholding Rights.  Parent shall be entitled to deduct
                        ------------------
and withhold, or cause to be deducted or withheld, from (i) the consideration otherwise payable pursuant to this Agreement to any holder of Shares or the BT Common Stock Purchase Warrant or (ii) any payment made pursuant to Section 3.7, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable U.S. federal, state or local Tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          Section 4.  Representations and Warranties of the Company.  Except as
                      ---------------------------------------------
set forth in the corresponding Schedules of the disclosure letter delivered by the Company to Parent and Sub upon or prior to entering into this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to
 -------------------------
Parent and Sub as follows:

          Section 4.1  Due Organization, Good Standing and Corporate Power.
                       ---------------------------------------------------
Each of the Company and its Subsidiaries is a corporation duly incorporated (or, if not a corporation, duly organized), validly existing and in good standing under the laws of the jurisdiction of its incorpo-ration (or, if not a corporation, organization) and each such Person has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has, prior to the date of this Agreement, made available to Parent complete and correct copies of the Company's Restated Certificate of Incorporation, as amended, and the Company's Amended and Restated By-laws and the comparable governing documents of each of its material Subsidiaries, in each case as amended and in full force and effect as of the date of this Agreement. Other than as set forth in Schedule 4.1 of the Company Disclosure Letter, the respective Certificates of Incorporation and By-laws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control each Subsidiary of the Company having an aggregate fair market value in excess of $1,000,000 and in which (x) in the case of any such Subsidiary that is organized as a partnership, the Company or any of its Subsidiaries is the general partner of such Subsidiary, (y) in the case of any such Subsidiary that is organized as a limited liability company, the Company has the right to appoint a majority of the managers of such Subsidiary, and (z) in the case of any such Subsidiary that is organized as a corporation, the Company has the right to appoint a majority of the members of the Board of Directors of such Subsidiary.

          Section 4.2  Authorization and Validity of this Agreement.  The
                       --------------------------------------------
Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and (subject to, if required by the DGCL, the approval of the stockholders of the Company) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than, if required by the DGCL, the adoption of this Agreement by the stockholders of the Company and the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          Section 4.3  Capitalization. The authorized capital stock of the
                       --------------
Company consists of (a) 400,000,000 shares of Common Stock and (b) 5,000,000 shares of preferred stock, par value $0.01 per share, of which 350,000 shares are designated Series A junior participating preferred stock. At the close of business on March 3, 2000: (i) 102,587,339 shares of Common Stock were issued and outstanding, (ii) 143,113.7 shares of Common Stock were reserved for issuance pursuant to the BT Common Stock Purchase Warrant, (iii) 350,000 shares of Series A junior participating preferred stock were reserved for issuance pursuant to the Rights Agreement,

(iv) no shares of Common Stock were held by the Company in its treasury, (v) options representing in the aggregate the right to purchase 4,983,574 shares of Common Stock (collectively, the "Company Stock Options") under the Company
                                 ---------------------
Stock Option Plan for Outside Directors, dated as of November 22, 1994, as amended from time to time, the Company 1994 Stock Incentive Plan, dated as of November 22, 1994, as amended from time to time, the Company 1998 Stock Option and Incentive Plan, dated as of September 24, 1998, as amended from time to time, the Rykoff-Sexton, Inc. 1980 Stock Option Plan, as amended from time to time, the Rykoff-Sexton, Inc. 1988 Stock Option and Compensation Plan, as amended from time to time, the Amended and Restated US Foodservice Inc. 1992 Stock Option Plan, as amended from time to time, the Rykoff-Sexton, Inc. 1993 Director Stock Option Plan, as amended from time to time, the Amended and Restated US Foodservice Inc. 1993 Stock Option Plan, as amended from time to time, the Rykoff-Sexton, Inc. 1995 Key Employees Stock Option and Compensation Plan, and the stock option and compensation plan set forth in Schedule 4.3(f) of the Company Disclosure Letter (collectively, the "Company Stock Option Plans")
                                                  --------------------------
were outstanding, (vi) options or rights representing in the aggregate the right to purchase up to approximately 41,316 shares of Common Stock under the Company Stock Purchase Plan were outstanding (assuming the price of a share of Common Stock on the next Investment Date is $13.8125), (vii) restricted stock units ("Company Stock Units") representing in the aggregate the right to receive
  -------------------
488,964 shares of Common Stock under the Company Stock Unit Plans were outstanding; (viii) participant account balances ("Company Account Balances")
                                                   ------------------------
representing in the aggregate the right to receive 10,069 shares of Common Stock under the Company Non-Employee Director Voluntary Deferred Compensation Plan, dated as of January 1, 1999, as amended from time to time, (the "Company
                                                                 -------
Deferred Compensation Plan") were outstanding and (xix) reload options
--------------------------
representing the right to purchase additional shares of Common Stock upon the exercise of outstanding Company Stock Options, at an exercise price equal to the fair market value of the Common Stock (as defined in the applicable Company Stock Option Plan) at the date of grant of such reload options, were outstanding. Schedule 4.3(a) of the Company Disclosure Letter sets forth the owners of more than 5% of the issued and outstanding shares of each class of capital stock of the Company. All issued and outstanding shares of capital stock of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to, nor were issued in violation of, any preemptive rights. Except as set forth on
Schedule 4.3(b) of the Company Disclosure Letter as of the date hereof, there are no outstanding or authorized options, warrants, rights, subscriptions, agreements, obligations, convertible or exchangeable securities, or other commitments or claims, contingent or otherwise, relating to the holding, voting or disposition of shares of capital stock of the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exercisable for or exchangeable into securities the holders of which have the right to vote) on any matter on which the stockholders of the Company or any of its Subsidiaries may vote. Except as set forth on
Schedule 4.3(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any Person (other than any Subsidiary of the

Company) having an aggregate fair market value in excess of $1,000,000. Except as set forth on Schedule 4.3(d) of the Company Disclosure Letter, all of the outstanding shares of capital stock of each of the Subsidiaries of the Company are owned, of record and beneficially, by the Company or one or more of its Subsidiaries free and clear of any liens, security interest, charge or encumbrance of any kind or nature (each, a "Lien"). Except as set forth on
                                            ----
Schedule 4.3(e) of the Company Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends by the Company or any of its Subsidiaries, other than restrictions under applicable law.

          Section 4.4  Consents and Approvals;  No Violations.  (a)  Except as
                       --------------------------------------
set forth in Schedule 4.4(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not: (x) violate any of the provisions of the Restated Certificate of Incorporation, as amended, or Amended and Restated By-laws of the Company or the comparable governing documents of any Subsidiary of the Company, (y) subject to the governmental filings and other matters set forth in Section 4.4(b), violate or result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or loss of a material benefit under, or require the consent of any Person under, any note, bond, mortgage, indenture or other agreement, permit, concession, franchise, license, arrangement or other instrument or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound or affected or (z) subject to the governmental filings and other matters referred to in Section 4.4(b), violate any domestic or foreign law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Company or any of its Subsidiaries, which, in the case of clauses (y) and (z), would reasonably be expected to have a Material Adverse Effect on the Company.

          (b) No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory agency or authority (each a "Governmental Entity"), which has not
                                        -------------------
been received or made is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with the provisions hereof, except for (i) the filing of premerger notification and report forms under the HSR Act, (ii) the filing with the Commission of (A) the Schedule 14D-9 and, if required by applicable law, the Proxy Statement (as defined in Section 6.4(b)), (B) such reports and filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the certificate of merger or the certificate of ownership and merger, as the case may be, with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) as required under the rules and regulations of the New York Stock Exchange and (v) any other consents, approvals, authorizations, filings or notices the failure to make or obtain would not reasonably be expected to have a Material Adverse Effect on the Company.

          Section 4.5  Company Reports and Financial Statements.  Since June 28,
                       ----------------------------------------
1997, the Company (including any predecessor entity) and its Subsidiaries have filed all forms, reports, schedules, statements, registration statements and other documents with the Commission relating to periods commencing on or after such date required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder (such forms, reports, schedules, statements, registration statements and other documents being hereinafter referred to as the "Commission Filings"), and, as of their respective dates, the
                    ------------------
Commission Filings complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of all portions of any Commission Filings not publicly available. As of their respective dates, the Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company and its consolidated Subsidiaries contained in the Commission Filings have been prepared in accordance with GAAP (except (i) as may be indicated therein or in the notes or schedules thereto and (ii) in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the Commission) and presented fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). The Company has heretofore provided Parent with true and correct copies of any amendments and/or modifications to any Commission Filings which have not yet been filed with the Commission but that are required to be filed with the Commission in accordance with applicable federal securities laws and the Commission rules and regulations promulgated thereunder.

          Section 4.6  Absence of Certain Changes.  Except as set forth on
                       --------------------------
Schedule 4.6 of the Company Disclosure Letter and in the Completed Commission Filings, since July 3, 1999, (i) there has been no Material Adverse Effect on the Company; (ii) as of the date hereof, the businesses of the Company and each of its Subsidiaries have been conducted only in the ordinary course consistent with past practice, (iii) except to the extent required under the Employee Benefit Plans or by applicable law, neither the Company nor any of its Subsidiaries have, as of the date hereof, increased the compensation of any officer or granted any salary or benefits increase to their respective employees (other than any such officer or employee who is not an executive officer of the Company or a regional vice president and who, in each case, receives annual total cash compensation in an amount less than $250,000; provided, however, that
                                                         --------  -------
the Company's executive officers and regional vice presidents may receive increases in fringe benefits (A) as set forth in Schedule 4.6 of the Company Disclosure Letter or (B) as are generally applicable to all employees of the Company); (iv) as of the date hereof, neither the Company nor any of its Subsidiaries has taken any action referred to in Section 6.3 hereof except as permitted thereby; (v) there has been no declaration, setting aside or payment of any dividend or other distribution with respect to any class of stock or any repurchase, redemption or other acquisition by the Company of any of its Subsidiaries of any stock or other securities of the Company or any of its Subsidiaries (other than any dividends or other distributions by any direct or indirect wholly-owned Subsidiary of the Company to another direct or indirect wholly-owned Subsidiary of the Company or to the

Company); and (vi) there has not been, as of the date hereof, any change by the Company in accounting principles, practices or methods.

          Section 4.7  Title to Properties;  Encumbrances.  Except as set forth
                       ----------------------------------
in Schedule 4.7 of the Company Disclosure Letter, the Company and each of its Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, (i) all of its material tangible properties and assets (real and personal), including, without limitation, all the properties and assets reflected in the consolidated balance sheet as of July 3, 1999 contained in the Commission Filings except as indicated in the notes thereto and except for properties and assets reflected in the consolidated balance sheet as of July 3, 1999 contained in the Commission Filings which have been sold or otherwise disposed of in the ordinary course of business after such date and except where the failure to have such good, valid and marketable title or valid leasehold interest would not reasonably be expected to have a Material Adverse Effect on the Company, and (ii) all the tangible properties and assets purchased by the Company and any of its Subsidiaries since July 3, 1999, except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business and except where the failure to have such good, valid and marketable title or valid leasehold interest would not reasonably be expected to have a Material Adverse Effect on the Company; in each case subject to no Liens, except for (x) Liens reflected or reserved against in the Completed Commission Filings and (y) such Liens which would not reasonably be expected to have a Material Adverse Effect on the Company.

          Section 4.8  Compliance with Laws.  (a)  Except as set forth on
                       --------------------
Schedule 4.8 of the Company Disclosure Letter and except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, orders, judgments and decrees and have not received notification of any asserted present or past failure to so comply.

          (b) The Company and its Subsidiaries hold all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from governmental authorities (the "Permits") that are
                                                          -------
necessary for the operation of the business of the Company and/or its Subsidiaries as now conducted, and there has not occurred any default under any such Permit, except to the extent that any such failure to hold Permits and any such default would not reasonably be expected to have a Material Adverse Effect on the Company.

          Section 4.9  Litigation.  Except as set forth in Schedule 4.9 of the
                       ----------
Company Disclosure Letter, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the Knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, or any of their respective properties or rights which would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which would reasonably be expected to have a Material Adverse Effect on the Company.

          Section 4.10  Employee Benefit Plans.  (a) Set forth on Schedule
                        ----------------------
4.10(a) of the Company Disclosure Letter is an accurate and complete list of each domestic and foreign employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), whether or not subject to ERISA, and
                                   -----
each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance share, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation, change in control, "parachute payment," or fringe benefit plan, program, arrangement, agreement or commitment (other than individual arrangements, agreements and commitments) maintained by the Company or any Affiliate thereof (including, for this purpose and for the purpose of all of the representations in this Section 4.10, all employers (whether or not incorporated) that would be treated together with the Company, any such Affiliate and/or the stockholder as a single employer within the meaning of
Section 414 of the Code) or to which the Company or any Affiliate thereof contributes (or has any obligation to contribute), has any liability or is a party (collectively, the "Employee Benefit Plans").
                          ----------------------

          (b) Except as set forth in Schedule 4.10(b) of the Company Disclosure Letter or except where the failure to comply with the following representations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) each Employee Benefit Plan is in compliance with all applicable laws (including, without limitation, ERISA and the Code) and has been administered and operated in all respects in accordance with its terms; (ii) each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received, on or after December 31, 1993, a favorable determination letter from the Internal Revenue Service and, to the Knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination; (iii) the actuarial present value of the accumulated plan benefits (whether or not vested) under each Employee Benefit Plan covered by Title IV of ERISA (other than any Employee Benefit Plan which is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) (a

"Multiemployer Plan")) as of the close of its most recent plan year did not
-------------------
exceed the market value of the assets allocable thereto; (iv) no Employee Benefit Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such plan; (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any Employee Benefit Plan covered by Title IV of ERISA; (vi) no Employee Benefit Plan (other than any Multiemployer
Plan) subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA; (vii) neither the Company nor any of its Affiliates has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any Multiemployer Plan; (viii) no Multiemployer Plan is, to the Knowledge of the Company, in "reorganization" (within the meaning of Section 4241 of ERISA) or is or may become "insolvent" (within the meaning of Section 4245 of ERISA); (ix) full payment has been timely made of all amounts which the Company and/or its Affiliates is required under applicable law or under any Employee Benefit

Plan or related agreement to have paid as of the last day of the most recent fiscal year of each Employee Benefit Plan ended prior to the date hereof, and, to the Knowledge of the Company, no event has occurred or condition exists that could reasonably be expected to result in an increase in the level of such amounts paid or accrued for the most recently ended fiscal year; (x) neither the Company nor any of its Affiliates, nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Employee Benefit Plan that could reasonably be expected to result in the imposition on the Company or any of its Affiliates of a penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; and (xi) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course) which could result in a liability of the Company or any Affiliate thereof.

          (c) The Company has delivered or caused to be delivered or made available to Parent true and complete copies of each Employee Benefit Plan, together with all amendments thereto, and, to the extent applicable, (i) all current summary plan descriptions; (ii) the annual report on Internal Revenue Service Form 5500-series, including any attachments thereto, for each of the last three plan years; (iii) the most recent actuarial valuation report and (iv) the most recent determination letter.

          Section 4.11  Employment Relations and Agreements.  Except as set
                        -----------------------------------
forth on Schedule 4.11 of the Company Disclosure Letter or in the Completed Commission Filings, (i) each of the Company and its Subsidiaries is in substantial compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not engaged in any unfair labor practice as determined by the National Labor Relations Board ("NLRB"); (ii) no material
                                                      ----
unfair labor practice charge or complaint against the Company or any of its Subsidiaries is pending before the NLRB or an equivalent tribunal under applicable foreign law; (iii) there is no labor strike, slowdown, stoppage pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries; (iv) no material grievance or arbitration proceeding arising out of or under a collective bargaining agreement is pending or, to the Knowledge of the Company, is threatened with respect to the Company's or its Subsidiaries' operations; (v) neither the Company nor any of its Subsidiaries has any Equal Employment Opportunity Commission charges or other claims of employment discrimination pending or, to the Knowledge of the Company, threatened against the Company or any such Subsidiary; (vi) no wage and hour department investigation has been made of the Company or any of its Subsidiaries; (vii) the Company and each of its Subsidiaries is in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder; and (viii) there has been no "mass layoff" or "plant closing" by the Company as defined in the Federal Workers Adjustment Retraining and Notification Act ("WARN") or state law equivalent, or any other mass layoff or plant closing
      ----
that would trigger notice pursuant to WARN or state law equivalent, within ninety (90) days prior to the Closing Date.

          Section 4.12  Taxes.  Except as set forth on in Schedule 4.12 of the
                        -----
Company Disclosure Letter and except for failures that would not reasonably be expected to have a Material Adverse Effect on the Company:

          (a) Tax Returns.  The Company and each of its Subsidiaries has timely
              -----------
filed or caused to be timely filed or will file or cause to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes (as hereinafter defined) (the "Returns") that are required to be filed
                                         -------
by, or with respect to, the Company and such subsidiaries on or prior to the Closing Date. The Returns reflect accurately and will reflect accurately all liability for Taxes of the Company and each of its Subsidiaries for the periods covered thereby. "Taxes" shall mean all taxes, assessments, charges, duties,
                  -----
fees, levies or other governmental charges including, without limitation, all federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

          (b) Payment of Taxes.  All Taxes and Tax liabilities of the Company
              ----------------
and its Subsidiaries for all taxable years or periods that end on or prior to the Closing Date and, with respect to any taxable year or period beginning prior to and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Period"), have been
                                           ------------------
timely paid or will be timely paid in full on or prior to the Closing Date or accrued and adequately disclosed and fully provided for on the financial statements of the Company and its Subsidiaries in accordance with GAAP.

          (c) Other Tax Matters.  (i)  Neither the Company nor any of its
              -----------------
Subsidiaries has been the subject of any audit or other examination of Taxes by the tax authorities of any nation, state or locality, nor has the Company or any of its Subsidiaries received any material notices from any tax authority relating to a Tax liability of the Company or any of its Subsidiaries.

          (ii) Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

          (iii) All Taxes which the Company or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

          (iv) There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between the Company, any Subsidiary, or any predecessor or

     Affiliate of any of them and any other party under which Parent, Sub, the Company or any of its Subsidiaries could be liable for any material Taxes or other claims of any party.

          (v) No indebtedness of the Company or any of its Subsidiaries consists of "corporate acquisition indebtedness" within the meaning of
     Section 279 of the Code.

          (vi) Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any material adjustment pursuant to
     Section 481 or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

          (vii) Neither the Company nor any of its Subsidiaries, as of the Closing Date: (A) has entered into a written agreement or waiver or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries, (B) is presently contesting a material Tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency, or (C) has applied for and/or received a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company or any of its Subsidiaries.

          (viii) No election under 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

          (ix) The Company has delivered or made available to Parent true and complete copies of all agreements and arrangements that would require the Company or any of its Subsidiaries to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code, together with all other information within the possession of the Company necessary to compute any such excess parachute payment, but only to the extent that the Company or any of its Subsidiaries is required to make a gross-up payment to the recipient of such excess parachute payment (to reimburse such recipient for the excise taxes (and related taxes) that will be imposed upon him as a result of receiving such excess parachute payment); provided, however, that this representation shall be
                         --------  -------
     deemed to not have been breached if the failure to deliver or make available a particular document or information, or if inaccuracies, errors or omissions in the information delivered or made available, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (x) No claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

          Section 4.13  Liabilities.  Neither the Company nor any of its
                        -----------
Subsidiaries has any claims, liabilities or indebtedness, contingent or otherwise of any kind whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Company's financial statements in accordance with GAAP), except (i) as set forth in Schedule

4.13 of the Company Disclosure Letter, (ii) as set forth in the Commission Filings, or referred to in the footnotes thereto filed prior to the date of this Agreement (the "Completed Commission Filings"), (iii) for liabilities incurred
                ----------------------------
since the date of the most recent financial statements included in the Completed Commission Filings in the ordinary course of business consistent with past practice and (iv) such other claims, liabilities or indebtedness which would not reasonably be expected to have a Material Adverse Effect on the Company.

          Section 4.14  Intellectual Property. (a)  Schedule 4.14(a) of the
                        ---------------------
Company Disclosure Letter contains a complete list of all material foreign and domestic registered and unregistered trademarks, service marks, trade names, domain names and applications for registration thereof, registered copyrights, software and computer programs and patents and applications therefor owned by the Company and its Subsidiaries. As of the date hereof, to the extent indicated on such Schedule, such Intellectual Property has been, as applicable, duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office or a duly accredited and appropriate domain name registrar and/or the appropriate offices in the various states of the United States or other jurisdictions, and each such registration, filing and/or issuance remains in full force and effect.

          (b) Except as set forth in Schedule 4.14(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any license or agreement, whether as licensor, licensee, or otherwise with respect to any material Intellectual Property. To the extent any material Intellectual Property is used under license in the business of the Company and/or any of its Subsidiaries, no notice of a material default has been sent or received by the Company or any of its Subsidiaries under any such license which remains uncured. To the Knowledge of the Company, each such license agreement is a legal, valid and binding obligation of the Company and/or its Subsidiaries and each of the other parties thereto, enforceable in accordance with the terms thereof.

          (c) Except as set forth in Schedule 4.14(c) of the Company Disclosure Letter, the Company and/or its Subsidiaries owns or is licensed to use, all of the material Intellectual Property used in the business, free and clear of any liens, security interest, charges and encumbrances, without obligation to pay any royalty to any licensor or any other fees with respect thereto. To the Knowledge of the Company, the use by the Company or any of its Subsidiaries of material Intellectual Property does not infringe any Intellectual Property rights of any third party. No Intellectual Property set forth on Schedule 4.14(a) of the Company Disclosure Letter has been canceled, or abandoned by the Company, and all applicable renewal fees in respect thereof have been duly paid.

          (d) Except as set forth in Schedule 4.14(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice or claim from any Person challenging the right of the Company or any of its Subsidiaries to use any of the Intellectual Property set forth on Schedule 4.14(a) of the Company Disclosure Letter which claim is still pending.

          (e) Except as set forth in Schedule 4.14(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has made any claim in writing of a violation, infringement, misuse or misappropriation by any Person of its rights to, or in connection with any of its material Intellectual Property, which claim is still pending.

          Section 4.15  Proxy Statement; Offer Documents and Schedule 14D-9.
                        ---------------------------------------------------
The definitive Proxy Statement will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to a meeting of the stockholders of the Company, any event occurs which should be described in an amendment or supplement to the Proxy Statement, the Company shall file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to Parent and Sub and their counsel. None of the information supplied by the Company for inclusion or incorporation by reference in (i) the documents pursuant to which the Offer will be made, including the Offer Documents, or (ii) the Proxy Statement, will, in the case of the Offer Documents, at the respective times the Offer Documents are filed with the Commission or first published, sent or given to the Company's stockholders or, in the case of the Proxy Statement, at the date such information is supplied and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstance under which they are made, not misleading. None of the information supplied by the Company in the Schedule 14D-9, at the respective times the Schedule 14D-9 is filed with the Commission or first published, sent or given to the Company's stockholders will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to Parent, Sub or their officers, directors or Affiliates provided to the Company by Parent or Sub in writing for inclusion in the Schedule 14D-9. The Schedule l4D-9 shall comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement to the Schedule l4D-9 or any amendment or supplement thereto, the Company shall file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to Parent and Sub and their counsel. If, at any time prior to the Effective Time, any event with respect to the Company, or with respect to any information supplied by the Company for inclusion in the Offer Documents, shall occur which should be described in an amendment of, or a supplement to, such documents, the Company shall promptly provide a description of such event to Parent and Sub.

          Section 4.16  Broker's or Finder's Fee.  Except for the fees of
                        ------------------------
Goldman, Sachs & Co. (whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a true and correct copy of which has been previously delivered to Parent by the Company), no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby from any of the parties hereto, or from any Affiliate of the parties hereto.

           Section 4.17  Certain Contracts and Arrangements.  As of the date
                         ----------------------------------
hereof, except as set forth on Schedule 4.17 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any contracts, agreements, instruments or understandings ("contracts") of the following nature (collectively, the "Material Contracts"):
                                     ------------------

           (i) contracts with any current or former officer, employee or director of the Company or any of its Subsidiaries (other than any such officer, employee or director who is not an executive officer of the Company or a regional vice president and who, in each case, receives or received (during his or her last year of employment with the Company or any of its Subsidiaries) less than $250,000 in total annual cash compensation from the Company or any of its Subsidiaries);

           (ii) contracts entered into (x) for the sale of any amount of assets of the Company or any of its Subsidiaries with an aggregate market value in excess of $5,000,000 or (y) for the grant to any Person of any preferential rights to purchase any material amount of its assets (in each case, other than any contract (collectively, "Excluded Contracts") with any customer
     (a) not exceeding $50,000,000 in any year or $150,000,000 in the aggregate or (b) that is terminable by the Company within ninety (90) days without penalty);

           (iii) contracts which materially restrict the Company or any of its Affiliates from competing in any material line of business or with any Person in any geographical area or which materially restrict any other Person from competing with the Company or any of its Affiliates in any material line of business or in any geographical area;

           (iv) contracts which are material to the Company and which restrict the Company or any of its Subsidiaries from disclosing any information concerning or obtained from any other Person or which restrict any other Person from disclosing any information concerning or obtained from the Company or any of its Subsidiaries (other than contracts entered into in the ordinary course of business consistent with past practice);

           (v) any confidentiality, nondisclosure or similar contract which contains any "standstill" provisions or similar restrictions on Acquisition Proposals by any third party (other than Parent or its Affiliates);

           (vi) contracts involving (A) the acquisition, merger or purchase of all or substantially all of the assets or business of a third party involving aggregate consideration of $7,500,000 or more or (B) the purchase or sale of assets, or a series of purchases and sales of assets (other than inventory), involving aggregate consideration of $7,500,000 or more, other than any Excluded Contract or (C) the purchase of inventory pursuant to any contract or any purchase order, which contract or purchase order represents aggregate purchases of over $100,000,000 (collectively, the "Material Inventory Contracts");

           (vii) contracts with any Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

           (viii) contracts which are material to the Company and contain a "change in control" or similar provision;

           (ix) contracts, including mortgages or other grants of security interests, guarantees and notes, relating to the borrowing of money in an aggregate amount in excess of $5,000,000 in the aggregate;

           (x) contracts relating to any material joint venture, partnership, strategic alliance or similar arrangement; and

           (xi) contracts involving revenues or payments in excess of (A) $25,000,000 per year or (B) $75,000,000 in the aggregate at any time, in each case, other than any Excluded Contract or any contract for the purchase of inventory that is not a Material Inventory Contract.

           Except as set forth on Schedule 4.17 of the Company Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract nor, to the Knowledge of the Company, is any other party to any Material Contract in breach or default thereunder.

           Section 4.18  Environmental Laws and Regulations.  Except as set
                         ----------------------------------
forth on Schedule 4.18 of the Company Disclosure Letter and except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) Hazardous Materials have not been generated, used, treated or stored, or transported to or from, or Released or disposed of, on any Company Property or any Former Company Property, in each case, during the ownership, leasing or operation by the Company or any of its Subsidiaries, except in compliance with applicable Environmental Laws, (ii) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (iii) there are no past, pending or, to the Knowledge of the Company, any threatened Environmental Claims against the Company or any of its Subsidiaries or any Company Property or, to the Knowledge of the Company, any Former Company Property, (iv) there are no facts or circumstances, conditions or occurrences regarding any Company Property or, to the Knowledge of the Company, any Former Company Property that could reasonably be anticipated (x) to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or such Company Property for which the Company or any of its Subsidiaries could reasonably be expected to be liable or such Former Company Property, as the case may be, or (y) to cause such Company Property or such Former Company Property, as the case may be, to be subject to any restrictions on its ownership, occupancy, use or transferability under any applicable Environmental Law and (v) there are not now any underground storage tanks located on any Company Property or, to the Knowledge of the Company, any Former Company Property. Notwithstanding the other representations and warranties made by the Company in this Agreement, the representations and warranties made by the Company in this
Section 4.18 shall be deemed to be the only representations and warranties made by the Company with respect to Environmental Laws or Hazardous Materials.

          For purposes of this Agreement, the following terms shall have the following meanings: (i) "Company Property" means any real property and
                          ----------------
improvements owned, leased or operated by the Company or any of its Subsidiaries as of the date hereof; (ii) "Former Company Property" means any real property
                             -----------------------
and improvements previously owned, leased or operated by the Company or any at its Subsidiaries at any time prior to the date hereof; (iii) "Hazardous
                                                              ---------
Materials" means (x) any petroleum or petroleum products, radioactive materials,
---------
asbestos in any form that has become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas;
(y) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law; and (z) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority; (iv) "Environmental Law" means any federal, state,
                                  -----------------
foreign or local statute, law, rule, regulation, ordinance, policy that has the force and effect of law, code or rule of common law in effect and in each case as amended as of the date hereof and Closing Date, and any judicial interpretation thereof or order applicable to the Company or its operations or property as of the date hereof and Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment or health and safety as affected by the environment or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601 et seq.;
                                                                        -- ----
the Resource Conservation and Recovery Act, as amended, 42 U.S.C. (S) 6901 et
                                                                           --
seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S) 1251 et
----                                                                          --
seq.; the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq.; the Clean
----                                                       -- ----
Air Act, 42 U.S.C. (S) 7401 et seq.; Occupational Safety and Health Act, 29
                            -- ----
U.S.C. 651 et seq. (solely as it relates to the exposure to Hazardous
           -- ----
Materials); Oil Pollution Act of 1990, 33 U.S.C. (S) 2701 et seq.; the Safe
                                                          -- ----
Drinking Water Act, 42 U.S.C. (S) 300f et seq., and their state and local
                                       -- ----
counterparts and equivalents; and (v) "Environmental Claims" means any and all
                                       --------------------
administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings under any applicable Environmental Law or any permit issued under any such Environmental Law (for purposes of this subclause (v), "Claims"),
                                                                 ------
including without limitation (x) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (y) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any applicable Environmental Law and (vi) "Release" means disposing,
                                           -------
discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

          Section 4.19  State Takeover Statutes.  The Board of Directors of the
                        -----------------------
Company has approved the Offer, the Merger and this Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the other transactions contemplated by this Agreement the restrictions contained in Section 203(a) of the DGCL. Except for Section 203 of the DGCL (which has been rendered inapplicable), no other takeover statute or similar statute or regulation of any state is applicable to the Offer, the Merger or this Agreement (including all of the transactions contemplated hereby).

          Section 4.20  Voting Requirements.  In the event that Section 253 of
                        -------------------
the DGCL is inapplicable and unavailable to effectuate the Merger, the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock (voting as one class, with each share of Common Stock having one
(1) vote) entitled to be cast adopting this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the transactions contemplated by this Agreement.

          Section 4.21  Rights Agreement.  (i)  The Company and the Board of
                        ----------------
Directors of the Company have taken all necessary action to amend the Rights Agreement (without redeeming the Rights) to (i) render the Rights Agreement inapplicable with respect to the acquisition of Shares by Sub pursuant to the Offer in accordance with this Agreement and the Merger, and (ii) ensure that (x) neither Parent nor Sub nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) solely by reason of the execution or delivery of this Agreement or the transactions contemplated hereby in accordance with the terms hereof and (y) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered solely by reason of the announcement or consummation of the Offer in accordance with this Agreement, the Merger or the consummation of any of the other transactions contemplated hereby in accordance with the provisions hereof. The Company has delivered to Parent a complete and correct copy of the Rights Agreement as amended and the Rights Agreement has not been further modified or amended.

          Section 4.22  Opinion of Financial Advisor.  The Company has received
                        ----------------------------
the opinion of Goldman, Sachs & Co. to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the holders of Common Stock, other than Parent and Sub, is fair to such holders from a financial point of view, subject to the qualifications and assumptions contained therein, and such opinion has not been withdrawn or modified.

          Section 4.23  BT Common Stock Purchase Warrant.  As of March 3, 2000,
                        --------------------------------
the number of shares of Common Stock issuable upon exercise of the BT Common Stock Purchase Warrant is 143,113.7. As of March 3, 2000, the BT Common Stock Purchase Warrant Exercise Price is $6.51425.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
               ------------------------------------------------

          Section 5. Each of Parent and Sub hereby represents and warrants, to the Company as follows:

          Section 5.1  Due Organization, Good Standing and Corporate Power.
                       ---------------------------------------------------
Parent is a public company with limited liability duly organized and validly existing under the laws of The Netherlands. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          Section 5.2  Authorization and Validity of Agreement.  Each of Parent
                       ---------------------------------------
and Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by the Supervisory Board and the Executive Board of Parent and the Board of Directors of Sub. No other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby (other than the filing of the appropriate merger documents as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles.

          Section 5.3  Consents and Approvals;  No Violations.  (a)  The
                       --------------------------------------
execution and delivery by Parent and Sub of this Agreement do not, and the consummation by each of Parent and Sub of the transactions contemplated hereby and compliance by each of Parent and Sub with the provisions hereof will not:
(x) violate any of the provisions of the certificate of incorporation or by-laws of Sub or the comparable governing documents of Parent, (y) subject to the governmental filings and other matters set forth in Section 5.3(b), violate or result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or loss of a material benefit under, or require the consent of any Person under, any note, bond, mortgage, indenture or other agreement, permit, concession, franchise, license, arrangement or other instrument or undertaking to which the Parent or any of its Subsidiaries (including Sub) is a party or by which Parent or any of its Subsidiaries (including Sub) or any of their respective assets is bound or affected or (z) subject to the governmental filings and other matters referred to in Section 5.3(b), violate any domestic or foreign law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Parent or Sub, which, in the case of clauses (y) and (z) above, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of Parent or Sub to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

          (b) No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any Governmental Entity, which has not been received or made is required by or with respect to the Parent or any of its Subsidiaries (including Sub) in connection with the execution and delivery of this Agreement by each of Parent and Sub, the consummation by each of Parent and Sub of the transactions contemplated hereby or compliance by each of Parent and Sub with the provisions hereof, except for (i) the filing of premerger notification and report forms under the HSR Act, (ii) the filing with the Commission of (A) the Schedule TO, (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the certificate of merger or the certificate of ownership and merger, as the case may be, with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) as required under the rules and regulations of the New York Stock Exchange and (v) any other consents, approvals, authorizations, filings or notices the failure to make or obtain would not reasonably be expected to have a Material Adverse Effect on the ability of Parent or Sub to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

          Section 5.4  Offer Documents, Schedule 14D-9 and Proxy Statement.  The
                       ---------------------------------------------------
Offer Documents shall comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. None of the information supplied by Parent and Sub in the Offer Documents will, at the respective times they are filed with the Commission or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made
            --------  -------
by Parent or Sub with respect to any information supplied to Parent or Sub in writing by the Company or its officers, directors or Affiliates for inclusion in the Offer Documents or amendments or supplements thereto. If at any time prior to the expiration or termination of the Offer any event occurs which is required to be described in an amendment or supplement to the Schedule TO or any amendment or supplement thereto, Sub shall file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to the Company and its counsel. None of the written information supplied or to be supplied to the Company by Parent and Sub for inclusion in the Proxy Statement and the Schedule l4D-9 of the Company will, on the date first mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event with respect to Parent or Sub, or with respect to any information supplied by Parent or Sub for inclusion in the
Schedule 14D-9 or the Proxy Statement, shall occur which should be described in an amendment of, or a supplement to, such document, Parent or Sub shall promptly provide a description of such event to the Company.

          Section 5.5  Broker's or Finder's Fee.  Except for Merrill Lynch &
                       ------------------------
Co., Inc. (whose fees and expenses as financial advisor to Parent and Sub will be paid by Parent or Sub), no agent, broker, Person or firm acting on behalf of Parent or Sub is, or will be, entitled to any fee, commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby from any of the parties hereto, or from any Affiliate of the parties hereto.

          Section 5.6  Sub's Operations.  Sub was formed solely for the purpose
                       ----------------
of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

          Section 5.7  Funds.  Parent or Sub has, or will have, prior to the
                       -----
consummation of the Offer, sufficient funds available to satisfy the obligation to pay or repay, as the case may be, (i) for shares of Common Stock in the Offer and to pay the Merger Consideration in the Merger, (ii) any existing indebtedness that is required to be repaid as a result of the transactions contemplated hereby and (iii) all costs, amounts, fees and expenses payable by Parent and Sub in connection with their respective obligations under this Agreement and the transactions contemplated hereby or payable by the Company pursuant to Section 3.7 hereof.

          Section 5.8  Vote/Approval Required. No vote of the holders of any
                       ----------------------
class or series of capital stock of Parent is necessary to approve this Agreement, the Merger or the Offer. Neither Parent nor any of its Affiliates is required to obtain the advice of any works council or workers council of Parent or any of its Affiliates in connection with this Agreement, the Merger or the Offer or the transactions contemplated hereby or the financing thereof.

                                  ARTICLE VI

                      TRANSACTIONS PRIOR TO CLOSING DATE

          Section 6.1  Access to Information Concerning Properties and Records.
                       -------------------------------------------------------
Subject to the inability of the Company to provide Parent and Sub access to confidentiality agreements in standard form relating to potential acquisition or business combination transactions by which the Company or any of its Subsidiaries is bound, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 8.1 hereof, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford Parent and Sub and their respective employees, counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the officers, directors (other than "non-management" directors), employees,
                                        --------------
accountants, properties, books and records of the Company and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall reasonably desire of the affairs of the Company and its Subsidiaries;

provided, however, that such investigation shall not affect the representations
--------  -------
and warranties made by the Company in this Agreement. The Company shall furnish promptly to Parent and Sub (x) a copy of each form, report, schedule, statement, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of Federal or state securities laws and
(y) all other information concerning its or its Subsidiaries' business, properties and personnel as Parent and Sub may reasonably request. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Parent and Sub shall from time to time reasonably request.

          Section 6.2  Confidentiality.  Information obtained by Parent, Sub and
                       ---------------
their respective counsel, accountants, consultants and other authorized representatives pursuant to Section 6.1 shall be subject to the provisions of the Confidentiality Agreement by and between the Company and Parent dated December 15, 1999 (the "Confidentiality Agreement").
                        -------------------------

          Section 6.3  Conduct of the Business of the Company Pending the
                       --------------------------------------------------
Closing Date.  The Company agrees that, except as expressly permitted or
------------
required by this Agreement or otherwise consented to in writing by Parent, during the period commencing on the date hereof until such time as nominees of Parent shall comprise a majority of the members of the Board of Directors of the Company or this Agreement shall have been terminated pursuant to Section 8.1:

          (a) The Company and each of its Subsidiaries shall conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and, except and to the extent it relates to the performance by the Company of its obligations hereunder, shall use their commercially reasonable efforts to preserve intact their respective business organizations, keep available the services of their respective officers and key employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients, customers and others having significant business relationships with them; and

          (b) Except as set forth in Schedule 6.3(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries shall:

          (i) make any change in or amendment to its certificate of incorporation or its by-laws (or comparable governing documents);

          (ii) except for the possible issuance by the Company of (u) approximately $9,000,000 worth of shares of Common Stock as employer contributions to the Company 401(k) Retirement Savings Plan, (v) Rights or other securities pursuant to the terms of the Rights Agreement, (w) 560,000 shares of Common Stock pursuant to the Company Stock Unit Plans and the Company Deferred Compensation Plan (assuming a price of $13.00 of the Common Stock as of the relevant valuation date), (x) 143,113.7 shares of Common Stock pursuant to the terms of the BT Common Stock Purchase Warrant, subject to adjustment pursuant to 6.3(b)(xviii), or (y) 4,983,574 shares of Common Stock and/or reload options covering a number of shares of Common Stock (which reload options would have exercise prices equal to the fair market value (as defined in the relevant Company Stock Option Plan) of a share of Common Stock on the date such reload option is granted), in each case, required to be issued pursuant to the terms of any vested Company Stock Options, as the case may be, issue or sell, or authorize to issue or sell, any shares of its capital stock or any other securities, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any other securities;

          (iii) sell or pledge or agree to sell or pledge any stock or other equity interest owned by it in any other Person;

           (iv) declare, pay or set aside any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock or its other securities (other than any dividends or other distributions, by any direct or indirect wholly-owned Subsidiary of the Company to another direct or indirect wholly-owned Subsidiary of the Company or to the Company);

           (v) enter into any contract or commitment with respect to capital expenditures not contemplated by the annual budget of the Company (a true and correct copy of which has been delivered by the Company to Parent), other than any such contract or commitment which has a value of less than, and requires expenditures by the Company or such Subsidiary of less than, $3,000,000;

           (vi) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any Person (other than investments in, or acquisitions of, businesses not exceeding, in each case, $7,500,000), or otherwise acquire any assets of any Person (other than (A) the purchase of assets (other than inventory) in the ordinary course of business and consistent with past practice, (B) acquisitions, mergers, consolidations or purchases involving only the Company and/or its wholly-owned Subsidiaries and no other Person,
     (C) the purchase of assets pursuant to Excluded Contracts and (D) the purchase of inventory not purchased pursuant to a Material Inventory Contract entered into after the date hereof);

           (vii) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement or applicable law, increase the compensation or fringe benefits of any of its directors, officers or employees (other than any such directors, officers or employees who are not executive officers of the Company or regional vice presidents and who, in each case, receive less than $250,000 in total annual cash compensation from the Company or any of its Subsidiaries) (provided, however, that the Company's executive
                        --------  -------
     officers, directors and regional vice presidents may receive any increases in fringe benefits as are generally applicable to all employees of the Company) or grant any severance or termination pay in an amount exceeding, in each case, $250,000 not currently required to be paid under existing severance plans or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend or terminate (other than in the ordinary course of business and consistent with past practice) any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

           (viii) sell, pledge, or otherwise dispose of, encumber or subject to any Lien, any material assets, except in the ordinary course of business consistent with past practice;

           (ix) make or rescind any material tax election (other than consents to extend the statute of limitations with respect to prior tax years) or settle or compromise any tax liability in an amount in excess of $1,000,000;

           (x) except as required by applicable law or GAAP, make any material change in its method of accounting;

           (xi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger), other than liquidations, dissolutions, mergers, consolidations, restructurings, recapitalizations, or other reorganizations involving only wholly-owned Subsidiaries of the Company and no other Person;

           (xii) other than in connection with any action permitted by Section 6.3(b)(v) or (vi), (A) modify in any material respect or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, other than (1) indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly-owned Subsidiary of the Company or (2) for borrowings under existing credit facilities described in the Completed Commission Filings or Schedule 6.3(b) of the Company Disclosure Letter in the ordinary course of business consistent with past practice or (B) make any loans or advances to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company and other than advances to employees consistent with past practices;

           (xiii) except as required by applicable law and under Employee Benefit Plans in effect as of the date hereof, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

           (xiv) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) of any such claims, liabilities or obligations (other than claims, liabilities or obligations in connection with litigation) in the ordinary course of business and consistent with past practice, (B) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Completed Commission Filings, or (C) any claims, liabilities or obligations relating to litigation that would not result in an uninsured or underinsured payment by or liability of the Company or any of its Subsidiaries in excess of $1,500,000 in the aggregate;

           (xv) other than as disclosed in the Completed Commission Filings, plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries, provided, however, that routine employee terminations shall
                   --------  -------
     not be considered subject to this clause (xv);

           (xvi) take any action including, without limitation, the adoption of any shareholder rights plan or amendments to its certificate of incorporation or by-laws (or comparable governing documents), which would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company that may be acquired or controlled by Parent or Sub;

           (xvii) modify, amend or waive any material right or obligation or claim under (in each case, other than in the ordinary course of business consistent with past practice), or enter into or terminate, any Material Contract (other than Excluded Contracts);

           (xviii) take any action (other than the issuance of any option or other rights to acquire Common Stock or shares of Common Stock permitted by
     Section 6.3(b)(ii)), or omit to take any action, engage in any transaction or enter into any agreement which would (A) cause any adjustment to the BT Common Stock Purchase Warrant Exercise Price or (B) entitle any holder thereof to exchange any part or all of the BT Common Stock Purchase Warrant into a number of shares of Common Stock in excess of the number of shares of Common Stock such holder would have been entitled to receive had such holder exercised such part or all of the BT Common Stock Purchase Warrant on the date hereof; or

           (xix) agree, in writing or otherwise, to take any of the foregoing actions.

          Section 6.4  Company Stockholders' Meeting; Preparation of Proxy
                       ---------------------------------------------------
Statement; Short Form Merger.  (a)  Promptly following the purchase of shares of
----------------------------
Common Stock pursuant to the Offer, if required by law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, convene and hold a meeting of the stockholders of the Company (the "Stockholders' Meeting") for the purpose of
                                  ---------------------
voting upon this Agreement and the Company agrees that this Agreement shall be submitted at such meeting. The Company shall take all action necessary to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law and the Company's Restated Certificate of Incorporation, as amended, or the Company's Amended and Restated By-laws to obtain their adoption of this Agreement. The Board of Directors of the Company shall recommend that the holders of Common Stock vote in favor of the adoption of the Agreement at the Stockholders' Meeting and the Company agrees that it shall include in the Proxy Statement such recommendation of its Board of Directors that the stockholders of the Company adopt this Agreement. Parent shall cause all shares of Common Stock of the Company owned by Parent and its direct and indirect subsidiaries (including Sub) to be voted in favor of this Agreement.

          (b) If stockholder approval of the Merger is required by law, as promptly as practicable, following Parent's request, the Company shall promptly prepare and file a preliminary proxy statement or information statement (together with any amendment or supplement thereto, the "Proxy Statement") with
                                                        ----------------
the Commission and shall promptly use its reasonable best efforts to respond to the comments of the Commission, if any, in connection therewith and to furnish all information regarding the Company required in the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Sub shall furnish to the Company in writing for inclusion in the Proxy Statement the information relating to it required by the Exchange Act to be set forth in the Proxy Statement. Promptly after the expiration or termination of the Offer, if required by the DGCL in order to consummate the Merger, the Company shall cause the definitive Proxy Statement to be mailed to the stockholders of the Company and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company shall not use any proxy material in connection with the meeting of its stockholders without Parent's prior approval.

          Section 6.5  Commercially Reasonable Efforts.  Subject to the terms
                       -------------------------------
and conditions provided herein, each of the Company, Parent and Sub shall, and the Company shall cause each of its Subsidiaries to, cooperate and use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in the Article VII, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, their commercially reasonable efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and its Subsidiaries as are reasonably necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger.

          Section 6.6  No Solicitation of Other Offers.  (a)  The Company and
                       -------------------------------
its Affiliates and each of their respective officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants and other agents shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal. From and after the date hereof, neither the Company nor any of its Affiliates shall, directly or indirectly, take (and the Company shall not authorize or permit its or its Affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or Affiliates, to so take) any action to (i) directly or indirectly, solicit, initiate, facilitate or knowingly encourage the making or submission of any Acquisition Proposal or of an inquiry with respect to any Acquisition Proposal (including, without limitation, by taking any action that would make Section 203 of the DGCL inapplicable to an Acquisition Proposal), (ii) enter into any agreement to (w) facilitate or further the consummation of, or consummate, any Acquisition Proposal, (x) facilitate the making of an inquiry with respect to any Acquisition Proposal, (y) approve or endorse any Acquisition Proposal or (z) in connection with any Acquisition Proposal, require it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent or Sub) in connection with any Acquisition Proposal or inquiry with respect to any Acquisition Proposal or (iv) grant any waiver or release under or materially amend any standstill, confidentiality or similar agreement entered into by the Company or any of its Affiliates or representatives; provided,
                                                                 --------
however, that, prior to consummation of the Offer, the Company, in response to
-------
an unsolicited Acquisition Proposal that did not result from a breach in any material respect of this Section 6.6(a) and following delivery to Parent of the information required under Section 6.6(b) and otherwise in compliance in all material respects with its obligations under Section 6.6(b), may (1) participate in discussions with or request clarifications from, or furnish information to, any third party which makes an unsolicited Acquisition Proposal, in each case solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is, or could reasonably likely lead to, a Superior Proposal and (2) if the Board of Directors of the Company (after consultation with an independent, nationally recognized investment bank) reasonably determines in good faith that such Acquisition Proposal is a Superior

Proposal, participate in discussions or negotiations with or furnish information to any third party which makes an unsolicited Acquisition Proposal, if, in the case of each of (1) and (2), (x) such action is taken subject to a confidentiality agreement with terms not more favorable in any material respect to such third party than the terms of the Confidentiality Agreement as in effect on the date hereof (it being understood that the Company may waive or amend any standstill provision contained in any existing confidentiality agreement or enter into a confidentiality agreement with such third party which does not contain a standstill provision or which contains a standstill provision which is less favorable in any material respect to the Company than the standstill provision contained in the Confidentiality Agreement (as in effect on the date hereof) if the Company waives or amends the standstill provision in the Confidentiality Agreement (as in effect on the date hereof) to delete such provision or, as the case may be, render it equally less favorable to the Company) and (y) the Board of Directors of the Company (after receiving advice from outside nationally recognized legal counsel to the Company) reasonably determines in good faith that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law. Without limiting the foregoing, Parent, Sub and the Company agree that any violation of the restrictions set forth in this Section 6.6(a) by any Affiliate, officer, director, employee, representative, consultant, investment banker, attorney, accountant or other agent of the Company or any of its Affiliates whether or not such Person is purporting to act on behalf of the Company or any of its Affiliates, shall constitute a breach of this Section 6.6(a) by the Company. Nothing in this Section 6.6 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to an Acquisition Proposal by a third party under Rules 14e-2 and 14d-9 of the Exchange Act to the extent the Company is required to take a position under such rules or from making any other public disclosure required by applicable law or, prior to the consummation of the Offer, from taking any action contemplated by
Section 8.1(c)(i), including having the Board of Directors take such actions as are necessary to approve or resolve to approve the intention to enter into an agreement with respect to a Superior Proposal (or any announcement in connection therewith) or enter into an agreement with respect to a Superior Proposal concurrently with termination pursuant to Section 8.1(c)(i).

          "Acquisition Proposal" shall mean (i) any proposal or offer from any
           --------------------
Person or group relating to any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, or (iv) any other business combination transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

          "Superior Proposal" shall mean any bona fide written Acquisition
           -----------------
Proposal made by a third party relating to an acquisition or purchase of two-thirds or more of the outstanding equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole (x) on terms which a majority of the members of the Board of

Directors of the Company (after consultation with an independent nationally recognized investment bank) reasonably determines in good faith to be more favorable to the Company and its stockholders (in their capacity as such) from a financial point of view than the transactions contemplated hereby, to the extent proposed to be modified by Parent in accordance with Section 8.1(c)(i) and (y) which is reasonably capable of being consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal).

          (b) In addition to the obligations of the Company set forth in paragraph (a), promptly (but in any event within (24) hours) of receipt or occurrence thereof, the Company shall advise Parent of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and the Company shall promptly (but in any event within twenty-four (24) hours) of the receipt thereof, provide to Parent copies of any written documentation material to understanding or evaluating such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation (the "Other Acquisition Documentation") which is received by the Company from the Person (or from any representatives or agents of such Person) making such Acquisition Proposal, inquiry or proposal or with whom such discussions or negotiations are taking place and the identity of the Person making any such request, Acquisition Proposal or such inquiry or proposal or with whom any discussion or negotiation are taking place. The Company shall keep Parent fully informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Parent fully informed as to the material details of any information requested of or provided by the Company and as to the material details of all discussions or negotiations with respect to any such request, Acquisition Proposal, inquiry or proposal and shall provide to Parent within one
(1) day of receipt thereof all copies of any additional Other Acquisition Documentation received by the Company from the Person (or from any representatives or agents of such Person) making such Acquisition Proposal, inquiry or proposal or with whom such discussions or negotiations are taking place, with respect thereto. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal which was not previously provided to Parent.

          (c) Promptly, but in any event within one (1) day of execution of this Agreement, the Company shall immediately request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of the Company and the Company shall use its commercially reasonable efforts to have such information returned.

          Section 6.7  Notification of Certain Matters.  Parent and the Company
                       -------------------------------
shall promptly notify each other of the occurrence or non-occurrence of any fact or event which has caused or could reasonably likely cause (x) any representation or warranty made by it (including, in the case of Parent, Sub) in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (y) any covenant, condition or agreement under this Agreement not to be complied with or satisfied by it (including, in the case of Parent,

Sub) in any material respect; provided, however, that no such notification
                              --------  -------
shall modify the representations or warranties of any party or the conditions to the obligations of any party hereunder; provided, further, that this Section 6.7
                                        --------  -------
shall not constitute a covenant or agreement for the purpose of Section 8.1(c)(ii), Section 8.1(d)(ii) or clause (d) or (e) of Annex A hereto. Each of the Company, Parent and Sub shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          Section 6.8  Governmental Approvals.  (a)  Upon the terms and subject
                       ----------------------
to the conditions hereof, each of the parties hereto shall (i) promptly make its respective filings, and thereafter make any other required submissions, under the Exchange Act and any other relevant statute, rule or regulation, with respect to the Offer, the Merger and the other transactions contemplated hereby and (ii) use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations (or if appropriate to omit taking any action) to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and cooperate to obtain all consents, approvals and authorizations of parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Offer, the Merger and the other transactions contemplated hereby and to fulfill the conditions to the Offer and the Merger.

          (b) Each party hereto shall (i) take promptly all actions necessary to make the filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, (ii) comply at the earliest practicable date with any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority and (iii) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

          (c) Each party hereto shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Without limiting the generality of the foregoing, "commercially reasonable efforts" shall include in the case of each of Parent and the Company, without limitation:

          (i) filing with the appropriate Antitrust Authorities as promptly as practicable (but, in the case of the Company, in accordance with applicable law and, in the case of Parent, no later than the fifth (5/th/) day) following the date hereof a Notification and Report Form with respect to the transactions contemplated by this Agreement; and

          (ii) if Parent or the Company receives a formal request for information and documents from an Antitrust Authority, substantially complying with such formal request as promptly as practicable (but in any event not later than sixty (60) days) following the date of its receipt thereof or such shorter period as is required by applicable Antitrust Laws.

          (d) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Governmental Entity regarding any of the transactions contemplated hereby.

          Section 6.9  Employee Benefits.  (a)   During the period commencing at
                       -----------------
the Closing and ending on the first anniversary thereof Parent shall cause the current and former employees of the Company and its Subsidiaries who are on the Closing Date entitled to receive compensation or any benefits from the Company or any of its Subsidiaries to be provided with compensation and employee benefit plans (excluding stock option or other plans involving the potential issuance of securities of the Company, Parent or any of their respective subsidiaries, and incentive compensation or similar programs but including the severance pay practices, programs or arrangements described in Schedule 6.9(a) of the Company Disclosure Letter) which in the aggregate are not materially less favorable than those currently provided to such employees by the Company and its Subsidiaries, to the extent permitted under laws and regulations in force from time to time, provided that employees covered by collective bargaining agreements need not be
-------- ----
provided with such benefits. The provisions of this Section 6.9 shall not create in any current or former employee of the Company or its Subsidiaries any rights to employment or continued employment with Parent, the Surviving Corporation or the Company or any of their respective Subsidiaries or Affiliates or any right to specific terms or conditions of employment.

          (b) Except as set forth below, from and after the Effective Time, the Surviving Corporation shall have sole discretion over the hiring, promotion, retention, termination and other terms and conditions of the employment of the employees of the Surviving Corporation. Nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Employee Benefit Plan or other employee benefit or fringe benefit plan in accordance with its terms.

          (c) Parent shall, or shall cause the Surviving Corporation to, provide any employee of the Company or any of its Subsidiaries who continues to be an employee of the Surviving Corporation or any of its Subsidiaries as of the Effective Time (each, an "Affected Employee") full credit for such Affected Employee's service with the Company or any of its Subsidiaries or predecessors for purposes of eligibility, vesting and benefit accrual (except for benefit accruals under any defined benefit pension plan) under the employee benefit plans or arrangements maintained by the Parent or the Surviving Corporation in which such Affected Employees participate for such Affected Employee's service with the Company or any of its Subsidiaries, to the same extent recognized under similar plans or arrangements of the Company or such Subsidiary immediately prior to the Effective Time.

          (d) Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to any Affected Employee under any welfare benefit plans in which such Affected Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such

Affected Employee and that have not been satisfied as of the Effective Time under any welfare plan maintained for such Affected Employee immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time under welfare plans of the Company or any of its Subsidiaries for the plan year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employee is eligible to participate in after the Effective Time.

          (e) Each Affected Employee shall be eligible for participation in the equity-related plans of Parent under the same criteria applied to similarly-situated employees of Parent and its Affiliates.

          (f) Following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, honor and maintain (i) all employment-related agreements in existence as of the date hereof between the Company or any of its Subsidiaries and an Affected Employee (or an employee who terminates employment prior to the Effective Time); (ii) all vacation and other leave earned or accrued by, but not taken by or paid to, Affected Employees through the Effective Time (as calculated or determined under policies or plans in effect immediately prior to the Effective Time); (iii) all provisions in the Employee Benefit Plans for vested benefits and other vested amounts earned or accrued through the Effective Time; and (iv) all collective bargaining agreements entered into by the Company or any of its Subsidiaries including all employee benefit-related terms and obligations. The preceding sentence to the contrary notwithstanding, nothing set forth herein shall impair or otherwise affect the rights of Parent or the Surviving Corporation or their Affiliates to amend, suspend or terminate any such agreement, policy or plan in accordance with its terms as in effect from time to time.

          (g) Parent shall, or shall cause the Surviving Corporation to, ensure that the Affected Employees who were employed at the headquarters of the Company and who were notified of their target bonuses for the current fiscal year of the Company, receive annual bonuses for the current fiscal year of the Company, in the aggregate, equal to no less than the aggregate target bonuses such Employees were notified of (as set forth in Schedule 6.9(g) of the Company Disclosure Letter). Such bonuses shall be payable in accordance with the Company's historical practice and shall be allocated to such employees in the discretion of James Miller, or his designee; provided, however, that no such designation shall be permitted if Mr. Miller dies, terminates employment due to Disability, voluntarily terminates his employment without Good Reason, or the Company terminates his employment with Cause (as such terms are defined in his employment agreement), in which case, the allocation shall be based upon such employees' target bonuses. In addition, with respect to the next fiscal year of the Company, Parent shall ensure that such employees are provided bonus opportunities that are comparable to those in effect at such time for similarly situated employees of Ahold U.S.A., Inc., a corporation organized under the laws of Delaware and an indirect wholly-owned subsidiary of Parent.

          Section 6.10  Directors' and Officers' Insurance.  (a)  The
                        ----------------------------------
Certificate of Incorporation and the By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification, exculpation from liability and advancement of expenses set forth in the Company's Restated Certificate of Incorporation, as amended, and By-laws as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights (including, without limitation, rights with respect to the transactions contemplated by this Agreement) thereunder of individuals who on or prior to the Effective Time were directors or officers of the Company, unless such modification is required by law.

          (b) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to either (i) maintain in effect the Company's directors' and officers' liability insurance as in effect on April 1, 2000 covering those Persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "Insured
                                                                -------
Parties"); provided, however, that in no event shall the Surviving Corporation
-------    --------  -------
be required to expend in any one year an amount in excess of 200% of the annual premiums paid by the Company for such insurance which the Company represents will be not more than $400,000 for the twelve month period ending on March 31, 2001; provided, further, that if the annual premiums of such insurance coverage
      --------  -------
exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, that the Surviving Corporation may substitute for
            --------  -------
such Company policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring on or prior to the Effective Time (including, without limitation, rights with respect to the transactions contemplated by this Agreement) or (ii) cause Parent's, directors' and officers' liability insurance then in effect to cover the Insured Parties with respect to those matters covered by the Company's directors' and officers' liability insurance policy with at least the same coverage as such Company policies as in effect as of April 1, 2000 (subject to the first proviso of this Section 6.10(b)), containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring on or prior to the Effective Time (including, without limitation, matters with respect to the transactions contemplated by this Agreement).

          (c) Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") to the fullest extent permitted by Section 145 of the
---------------------
DGCL with respect to all acts and omissions arising out of such individuals' services as officers, directors or employees of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent shall cause the Surviving Corporation, from and after the Effective Time, to pay, as incurred, such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Subject to Section 6.10(d), Parent shall cause the Surviving Corporation to pay all reasonable expenses, including attorneys' fees, that may be incurred by any

Indemnified Party in enforcing this Section 6.10 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement.

          (d) Any Indemnified Party wishing to claim indemnification under paragraph (a) or (c) of this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof; provided, however, that any Indemnified Party's failure to
                     --------  -------
promptly notify the Surviving Corporation upon learning of any such claim, action, suit, proceeding or investigation shall only eliminate such Indemnified Party's rights under this Section 6.10 in the event such failure to notify materially prejudices the Surviving Corporation's ability to defend such claim, action, suit, proceeding or investigation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof (with counsel engaged by the Surviving Corporation to be reasonably acceptable to the relevant Indemnified Party) and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than as expressly set forth herein, (ii) such Indemnified Party will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; provided,
                                                                   --------
that the Surviving Corporation shall not have any obligation hereunder to any
----
Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by Section 145 of the DGCL. The Surviving Corporation shall not, except with the consent of any Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons making, asserting or conducting such claim, action suit, proceeding or investigation to such Indemnified Party of an unconditional release from all liability with respect to such claim, action, suit, proceeding or investigation which is indemnifiable pursuant to Section 6.10(c). Notwithstanding the right of the Surviving Corporation to assume and control the defense of such litigation, claim or proceeding, such Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such litigation, claim or proceeding, and the Surviving Corporation shall bear the fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses promptly after receipt of an invoice from such Indemnified Party if (i) the use of counsel chosen by the Surviving Corporation to represent such Indemnified Party would present such counsel with a conflict of interest, (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Party within a reasonable period of time after notice of the relevant claim, action, suit, proceeding or investigation or (iii) such Indemnified Party shall have been advised by counsel that there may be legal defenses available to it which are different from or in addition to those available to the Surviving Corporation.

          (e) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns or transferees of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.10.

          (f) Each Indemnified Party shall be entitled to the advancement of expenses to the full extent contemplated in this Section 6.10 in connection with any such action. The rights to indemnification and advancement of expenses under
Section 6.10 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to
                         --------  -------
indemnification in respect of any claim for indemnification or advancement of expenses asserted or made within such period shall continue until the disposition of such claim.

          Section 6.11   Rights Agreement. Other than in connection with the
                         ----------------
transactions contemplated hereby or concurrently with the termination of this Agreement, the Company shall not (i) redeem the Rights, (ii) amend (other than (x) to delay the Distribution Date (as defined therein) or (y) to render the Rights inapplicable to the Offer and the Merger) or terminate the Rights Agreement prior to the Effective Time, unless required to do so by a court of competent jurisdiction or (iii) take any action which would allow any Person (as such term is defined in the Rights Agreement) other than Parent or Sub to be the Beneficial Owner (as such term is defined in the Rights Agreement) of 10% or more of the Common Stock (or, in the case of any 13G Eligible Holders (as such term is defined in the Rights Agreement), 15% or more) without causing a Shares Acquisition Date (as such term is defined in the Rights Agreement) to occur.

          Section 6.12   Public Announcements. Parent and the Company shall
                         --------------------
consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of such release or statement or without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without
                                    --------  -------
the prior consent of the other party, issue such press release or make such public statement as may be required by law or any listing agreement with a national securities exchange or automated quotation system which Parent or the Company is a party to, if it has used commercially reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT
                             --------------------

          Section 7.1    Conditions Precedent to Each Party's Obligation to
                         --------------------------------------------------
Effect the Merger. The respective obligations of each party to effect the
-----------------
Merger are subject to the satisfaction or waiver (subject to applicable law), at or prior to the Effective Time, of each of the following conditions:

          (a)  Approval of Company's Stockholders. To the extent required by
               ----------------------------------
applicable law, this Agreement shall have been adopted by holders of a majority of the shares of Common Stock entitled to vote thereon (voting as one class, with each share of Common Stock having one (1) vote) in accordance with applicable law, the Company's Restated Certificate of Incorporation, as amended, and the Company's By-laws;

          (b)  Injunction. No temporary restraining order, preliminary or
               ----------
permanent injunction or other order shall have been issued by any federal, state or foreign court or by any court of competent jurisdiction and no other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

          (c)  Statutes. No federal, state or foreign statute, rule, regulation,
               --------
executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which prohibits, restrains, restricts or enjoins the consummation of the Merger or has the effect of making the Merger illegal; and

          (d)  Consummation of the Offer. Sub shall have accepted for payment
               -------------------------
and paid for all Shares validly tendered in the Offer and not withdrawn.

                                 ARTICLE VIII

                          TERMINATION AND ABANDONMENT

          Section 8.1  Termination. This Agreement may be terminated and the
                       -----------
transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders:

          (a) by mutual consent of the Company, on the one hand, and of Parent and Sub, on the other hand;

          (b) by either Parent, on the one hand, or the Company, on the other hand, if:

          (i) any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restricting, enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or shares of Common Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable; or

          (ii) the consummation of the Offer shall not have occurred within one hundred and eighty (180) days after commencement of the Offer (the "Termination Date"), unless the consummation of the Offer shall not have
      ----------------
     occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in this Agreement on the part of the party seeking to terminate this Agreement;

          (c) by the Company at any time prior to the consummation of the Offer, if:

          (i) a Superior Proposal is received and the Board of Directors of the Company (after receiving advice of outside nationally recognized legal counsel to the Company) reasonably determines in good faith that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable law; provided, however, that the Company may not
                     --------  -------
     terminate this Agreement pursuant to this Section 8.1(c)(i) unless and until (i) three (3) Business Days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors and during such three (3) Business Day period (x) the Company has fully informed Parent of the material terms and conditions of such Superior Proposal, including the identity of the Person making such Superior Proposal and (y) the Company has negotiated in good faith with Parent with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; (ii) at the end of such three (3) Business Day period the Acquisition Proposal continues to constitute a Superior Proposal and the Board of Directors of the Company (after receiving the advice of outside nationally recognized legal counsel to the Company) continues to reasonably determine in good faith that it is necessary to terminate this Agreement and enter into an agreement to effect the Superior Proposal in order to comply with its fiduciary duties under applicable law and (iii)
     (x) prior to such termination, Parent has received all fees and expense reimbursements set forth in Section 9.1 by wire transfer in same day funds and (y) simultaneously or substantially simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal;

          (ii) (x) there shall be a breach of any representation or warranty of Parent or Sub in this Agreement that is qualified as to Material Adverse Effect, (y) there shall be a breach of any representation or warranty of Parent or Sub in this Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had, or would not reasonably likely have, a Material Adverse Effect on Parent, or (z) there shall be a material breach by Parent or Sub of any of their respective covenants or agreements contained in this Agreement, which breach, in the case of clause (x), (y) or (z), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (A) ten (10) days after giving of notice to Parent of such breach and (B) the expiration of the Offer, provided, that the Company
                                                      --------  ----
     may not terminate this Agreement pursuant to this Section 8.1(c)(ii) if the Company is in material breach of this Agreement.

          (iii) (x) Parent or Sub shall have (A) failed to commence the Offer in accordance with the first sentence of Section 2.1(a) or (B) terminated the Offer or (y) the Offer has expired without Sub purchasing any Shares pursuant thereto, unless such failure, termination or expiration shall have been caused by the failure of the Company to satisfy the conditions set forth in clauses (iii)(d) or (e) of Annex A.

          (d)  by Parent at any time prior to the consummation of the Offer, if:

          (i) the Offer is terminated or expires in accordance with its terms without Sub having purchased any shares of Common Stock thereunder due to an occurrence which would result in a failure to satisfy any one or more of the conditions set forth on Annex A hereto, unless any such failure shall have been caused by or resulted from the failure of Parent or Sub to perform in any material respect any covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Sub of any representation or warranty of either of them contained in this Agreement;

          (ii) (x) there shall be a breach of any representation or warranty of the Company in this Agreement that is qualified as to Material Adverse Effect, (y) there shall be a breach of any representation or warranty of the Company in this Agreement that is not so qualified other than any such breaches which, in the aggregate, have not had or would not reasonably likely have a Material Adverse Effect on the Company, or (z) there shall be a material breach by the Company of any of its covenants or agreement contained in this Agreement, which breach, in the case of clause (x), (y) or (z), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of
     (A) ten (10) days after giving of written notice to the Company of such breach and (B) the expiration of the Offer; provided, that Parent may not
                                                 --------  ----
     terminate this Agreement pursuant to this Section 8.1(d)(ii) if Parent or Sub is in material breach of this Agreement;

          (iii) (x) the Company shall have (A) entered into any agreement with respect to any Acquisition Proposal, (B) withdrawn, modified or amended, or proposed to withdraw, modify or amend, in a manner adverse to Parent or Sub, the approval or recommendation, as the case may be, of the Offer, the Merger or this Agreement, (C) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal or (D) affirmatively announced to the stockholders of the Company a neutral position with respect to any Acquisition Proposal and does not reject or recommend such Acquisition Proposal prior to the date that is the later of (1) the date that is ten (10) Business Days after the date of the initial announcement of such neutral position and (2) two (2) Business Days prior to the first scheduled expiration date of the Offer after the date of the initial announcement of such neutral position, or (y) the Company or the Company's Board of Directors or any committee thereof shall have resolved to do any of the foregoing; it being understood and agreed that neither the delivery of notice pursuant to Section 8.1(c)(i) and any subsequent public announcement of such notice nor any communications by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(e)(3) under the Exchange Act shall entitle Parent to terminate this Agreement pursuant to this Section 8.1(d)(iii), unless the Company enters into a definitive agreement with respect to an Acquisition Proposal; or

          (iv) if there shall have been a material breach by the Company of any provision of Section 6.6.

          Section 8.2  Effect of Termination. In the event of the termination
                       ---------------------
of this Agreement pursuant to Section 8.1 by Parent or Sub, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company, except that Sections 4.16, 5.5, 6.2 and Article IX and this Section
8.2 shall survive any termination of this Agreement. Nothing in this Section 8.2 shall relieve any party to this Agreement of liability for willful breach of this Agreement.

                                  ARTICLE IX

                                 MISCELLANEOUS

          Section 9.1  Fees and Expenses.  (a)  Except as provided in paragraph
                       -----------------
(b) below, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

          (b) If this Agreement is terminated by (i) Parent in accordance with
(w) Section 8.1(d)(iii)(x)(D) (or 8.1(d)(iii)(y) to the extent related to
Section 8.1(d)(iii)(x)(D)) and, within six (6) months of such termination, the Company enters into an agreement with respect to, or consummates, any Acquisition Proposal, (x) Section 8.1(d)(i) hereof, solely due to the Minimum Condition not being met at the time of such termination and, within six (6) months of such termination, the Company enters into an agreement with respect to, or consummates, any Acquisition Proposal, (y) (A) Section 8.1(d)(ii), (B) prior to the date of such termination, there shall have been publicly announced an Acquisition Proposal and such Acquisition Proposal shall not have been withdrawn in good faith prior to the date of the breach pursuant to which this Agreement was terminated and (C) within twelve (12) months of such termination, the Company enters into an agreement with respect to, or consummates, any Acquisition Proposal or (z) Section 8.1(d)(iii)(x)(A), 8.1(d)(iii)(x)(B), 8.1(d)(iii)(x)(C) (or 8.1(a)(iii)(y) to the extent related to Section 8.1(d)(iii)(x)(A), 8.1(d)(iii)(x)(B) or 8.1(d)(iii)(x)(C)) or 8.1(d)(iv), or
(ii) the Company in accordance with Section 8.1(c)(i) hereof, then the Company shall (A) in the case of clause (i)(z), on the day next succeeding the date of such termination, (B) in the case of clause (ii), immediately prior to the Company entering into an agreement with respect to an Acquisition Proposal, or
(C) in the case of clauses (i)(w), (i)(x) or (i)(y), on the date of consummation of such Acquisition Proposal, (I) reimburse Parent in immediately available funds for all expenses of Parent and Sub (including, without limitation, printing fees, filing fees and fees and expenses of its legal and financial advisors and all fees and expenses payable to any financing sources) related to the Offer, this Agreement, the transactions contemplated hereby and any related financing in an amount not to exceed $12,000,000 in the aggregate (it being understood that the amount of such expenses requested by Parent shall be such amount as Parent determines in its sole discretion and shall not be required to be documented) and (II) pay to Parent in immediately available funds an amount equal to $86,000,000; provided, however, that, in the case of clause (i)(y)
                      --------  -------
above, unless such termination is due to the willful breach by the Company of any representation, warranty, covenant or agreement of the Company, the Company shall pay to Parent in immediately available funds an amount equal to $15,000,000 plus the amount referred to in clause (I) above.

          Section 9.2  Representations and Warranties.  The respective
                       ------------------------------
representations and warranties of the Company, on the one hand, and Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation or warranty. This Section 9.2 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

          Section 9.3  Extension; Waiver.  Subject to Section 2.3, at any time
                       -----------------
prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Executive Board of Directors and the respective Boards of Directors of the Company or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          Section 9.4  Notices.  All notices, requests, demands, waivers and
                       -------
other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier (upon confirmation of receipt), as follows:

          (a)  if to the Company, to it at:

               U.S. Foodservice
               9755 Patuxent Woods Drive
               Columbia, Maryland 21046
               Attention: David M. Abramson, Esq.
               Fax: 410-312-7201

          with a copy (which shall not constitute notice) to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York 10017
               Attn.: John G. Finley, Esq.
               Fax: 212-455-2502
          (b)  if to either Parent or Sub, to it at:

               Koninklijke Ahold N.V.
               Albert Heijnweg 1
               1507 EH Zaandam, The Netherlands
               Attention: Ton van Tielraden, Esq.
               Fax: 31-75-659-83-66
               with a copy (which shall not constitute notice) to:

               White & Case LLP
               1155 Avenue of the Americas
               New York, New York 10036
               Attention: John M. Reiss, Esq.
                          Oliver C. Brahmst, Esq.
               Fax: 212-354-8113

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third (3/rd/) Business Day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

          Section 9.5  Entire Agreement. This Agreement contains the entire
                       ----------------
understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

          Section 9.6  Binding Effect; Benefit; Assignment. This Agreement
                       -----------------------------------
shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions of Section 6.10, shall inure to the benefit of the Persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties, except that Sub may assign and transfer its right and obligations hereunder to any of its Affiliates which is a wholly-owned Subsidiary of Parent, provided
                                                                    --------
that, Sub shall remain liable for all of its obligations under this Agreement. Except as provided in the first sentence of this Section 9.6, nothing in this Agreement, expressed or implied, is intended to confer on any Person (including, without limitation, any current or former employees of the Company), other than the parties hereto, any rights or remedies.

          Section 9.7  Amendment and Modification. Subject to applicable law,
                       --------------------------
this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding any stockholder approval), by action authorized by the Executive Board of Parent and the respective Boards of Directors of Sub and the Company or, in the case of Parent or Sub, by the respective officers authorized by the Executive Board or, as the case may be, Board of Directors, provided,
                                                                   --------
however, that after any such stockholder approval, no amendment shall be made
-------
which by law requires further approval by such stockholders without such further approval.

          Section 9.8  Further Actions. Each of the parties hereto agrees
                       ---------------
that, subject to its legal obligations, it will use its commercially reasonable efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

          Section 9.9   Headings. The descriptive headings of the several
                        --------
Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 9.10  Counterparts. This Agreement may be executed in several
                        ------------
counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

          Section 9.11  APPLICABLE LAW. THIS AGREEMENT AND THE LEGAL RELATIONS
                        --------------
BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF; PROVIDED, HOWEVER, THAT ANY OF THE PROVISIONS CONTAINED HEREIN WITH
         --------  -------
REGARD TO THE MERGER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY'S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.4, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

          Section 9.12  Severability. If any term, provision, covenant or
                        ------------
restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

          Section 9.13  Interpretation. When a reference is made in this
                        --------------
Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The inclusion of any matter in the Company Disclosure Letter in connection with any representation, warranty, covenant or agreement that is qualified as to materiality or "Material Adverse Effect" shall not be an admission by the Company that such matter is material or would have a Material Adverse Effect. Any matter disclosed in any Schedule of the Company Disclosure Letter or in Article IV shall be considered disclosed for the purpose of any other Section of Article IV and for the purpose of Sections 6.3(b), 6.9(a) or 6.9(g) to the extent such matter on its face is readily apparent to be relevant to the matters covered by such other Section of Article IV or Sections 6.3(b), 6.9(a) or 6.9(g), as the case may be.

          Section 9.14  Specific Enforcement. The parties agree that
                        --------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

          Section 9.15  Waiver of Jury Trial. Each of the parties to this
                        --------------------
Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

                               *   *   *   *   *

          IN WITNESS WHEREOF, each of Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                             U.S. FOODSERVICE



                                             By: /s/ Jim Miller
                                                ------------------------
                                               Name: James L. Miller
                                               Title: President and Chief
                                                        Executive Officer



                                             SNOW ACQUISITION, INC.



                                             By: /s/ A.M. Meurs
                                                ------------------------
                                               Name: A.M. Meurs
                                               Title: Treasurer



                                             KONINKLIJKE AHOLD N.V.



                                             By: /s/ A.M. Meurs
                                                ------------------------
                                               Name: A.M. Meurs
                                               Title: EVP

                                                                         ANNEX A
                                                                         -------


          The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex A is annexed and "Purchaser" shall be deemed to refer to Sub.

          Notwithstanding any other provision of the Offer and subject to the Company's rights under the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer and may terminate or amend the Offer and may postpone the acceptance of, and payment for, any Shares, if (i) there shall not have been validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares which represent at least a majority of all issued and outstanding Shares, on a fully diluted basis ("on a fully-diluted basis"
                                               ------------------------
meaning, at any time, the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to warrants or options or other obligations outstanding at such time under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable), on the date of purchase (the "Minimum Condition"), (ii) any applicable waiting period
                       -----------------
(and any extension thereof) under the HSR Act shall not have expired or been terminated or (iii) if, at any time on or after the date of the Merger Agreement and at or before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following shall occur:

          (a) there shall be threatened, instituted or pending any action or proceeding by any government or any governmental authority or agency, domestic or foreign, before any court of competent jurisdiction or governmental authority or agency, domestic or foreign, (i) challenging or seeking to, or which would reasonably be expected to make, illegal, impede, delay or otherwise directly or indirectly restrain or prohibit the Offer or the Merger, (ii) seeking to prohibit or materially limit the ownership or operation by Parent or Purchaser of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or to compel Parent or Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent and its subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, or seeking to impose any limitation on the ability of Parent or Purchaser to conduct its business or own such assets, (iii) seeking to impose limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Purchaser or Parent on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Parent or Purchaser of any shares of Common Stock or (v) seeking any material diminution in the benefits expected to be derived by Parent or Purchaser as a result of the transactions contemplated by the Offer or the Merger;

          (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended or issued and applicable to or deemed applicable to (i) Parent, Purchaser, the Company or any Subsidiary of the Company or (ii) the Offer or the Merger, by any

                                                                         Annex A
                                                                          Page 2

     legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act, to the Offer or to the Merger, that would reasonably be expected to result directly or indirectly in any of the consequences referred to in paragraph (a) above;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any U.S. securities exchange, in any U.S. over-the-counter market or the Amsterdam Stock Exchange, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the Netherlands, (iii) any material limitation (whether or not mandatory) by any United States Federal or United States state or Netherlands' governmental authority or agency on, the extension of credit by banks or other lending institutions, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (d) any representation or warranty of the Company contained in the Agreement that (i) is qualified as to Material Adverse Effect shall not be true and correct as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such other specified date), or (ii) is not qualified as to Material Adverse Effect shall not be true and correct (except where the failure of any such representation or warranty referred to in this clause (ii) to be so true and correct, in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company), as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such other specified date);

          (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

          (f) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Purchaser, in any such case and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of, or payment for, Shares.

          The foregoing conditions are for the sole benefit of Parent and the Purchaser subject to the Company's rights under the Merger Agreement and may be asserted by Parent or the Purchaser, or may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in their respective sole discretion. The failure by Parent or the Purchaser at any

                                                                         Annex A
                                                                          Page 3

time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.